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                                                                   EXHIBIT 10.28

                       =================================

                          SECURITIES PURCHASE AGREEMENT

                       =================================

                          11% Senior Subordinated Notes

                                       and

                        Warrants to Purchase Common Stock

                               As of May 25, 2004

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                                TABLE OF CONTENTS

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ARTICLE I PURCHASE, SALE AND TERMS OF SECURITIES...............................................................   1

         1.1        The Senior Subordinated Notes and Warrants to Purchase Common Stock........................   1
         1.2        The Warrant Shares.........................................................................   1
         1.3        Sale of Securities.........................................................................   1
         1.4        Effectiveness and Closing..................................................................   1
         1.5        Use of Proceeds............................................................................   2
         1.6        Representations, Warranties, and Covenants by the Purchasers...............................   2
         1.7        Repayments and Prepayments.................................................................   4

ARTICLE II CONDITIONS TO THE PURCHASERS' OBLIGATION............................................................   6

         2.1        Conditions to the Purchase of Securities...................................................   6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................................................   8

         3.1        Organization and Standing..................................................................   8
         3.2        Corporate Action...........................................................................   8
         3.3        Governmental Approvals.....................................................................   9
         3.4        Litigation.................................................................................   9
         3.5        Certain Agreements of Officers and Key Employees...........................................   9
         3.6        Compliance with Other Instruments..........................................................  10
         3.7        Material Contracts.........................................................................  10
         3.8        ERISA......................................................................................  11
         3.9        Transactions with Affiliates...............................................................  11
         3.10       Assumptions or Guaranties of Indebtedness of Other Persons.................................  11
         3.11       Investments in Other Persons...............................................................  11
         3.12       Securities Laws............................................................................  12
         3.13       Disclosure.................................................................................  12
         3.14       Brokers or Finders.........................................................................  12
         3.15       Capitalization; Status of Capital Stock....................................................  12
         3.16       Registration Rights........................................................................  13
         3.17       Books and Records..........................................................................  13
         3.18       Title to Assets; Intellectual Property.....................................................  13
         3.19       Payment of Taxes...........................................................................  14
         3.20       Financial Statements.......................................................................  14
         3.21       No Undisclosed Liabilities.................................................................  15
         3.22       Technology.................................................................................  15
         3.23       Indebtedness...............................................................................  15
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         3.24       Private Offering...........................................................................   15

ARTICLE IV COVENANTS OF THE COMPANY............................................................................   16

         4.1        Affirmative Covenants of the Company Other Than Reporting Requirements.....................   16
         4.2        Negative Covenants of the Company..........................................................   18
         4.3        Reporting Requirements.....................................................................   21

ARTICLE V REMEDIES ON DEFAULT..................................................................................   22

         5.1        Acceleration...............................................................................   22
         5.2        No Waivers or Election of Remedies, Expenses, etc..........................................   23

ARTICLE VI DEFINITIONS AND ACCOUNTING TERMS....................................................................   23

         6.1        Certain Defined Terms......................................................................   23
         6.2        Accounting Terms...........................................................................   37
         6.3        Knowledge..................................................................................   37

ARTICLE VII FORM, REGISTRATION, TRANSFER AND EXCHANGE OF SECURITIES; LOST SECURITIES...........................   37

         7.1        Generally..................................................................................   37
         7.2        Other Transfers............................................................................   38
         7.3        Further Assurances.........................................................................   38

ARTICLE VIII SUBORDINATION OF THE NOTES........................................................................   39

ARTICLE IX MISCELLANEOUS.......................................................................................   45

         9.1        No Waiver; Cumulative Remedies.............................................................   45
         9.2        Amendments, Waivers and Consents...........................................................   45
         9.3        Addresses for Notices......................................................................   46
         9.4        Costs, Expenses and Taxes..................................................................   46
         9.5        Binding Effect; Assignment.................................................................   47
         9.6        Survival of Representations and Warranties.................................................   47
         9.7        Prior Agreements...........................................................................   47
         9.8        Severability...............................................................................   47
         9.9        Governing Law; Jury Waiver.................................................................   47
         9.10       Headings...................................................................................   48
         9.11       Counterparts; Facsimile Transmission.......................................................   48
         9.12       Further Assurances.........................................................................   48
         9.13       Confidentiality............................................................................   48
         9.14       Indemnification............................................................................   48
         9.15       Taxes......................................................................................   51
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                                       ii

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ARTICLE X AGENT.........................................................

                                      iii

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SCHEDULES:

Schedule I          List of Purchasers

EXHIBITS

Exhibit A           Collateral
Exhibit 1.1A        Form of Note
Exhibit 1.1B        Form of Warrant
Exhibit 1.6(d)      Subordination Agreement
Exhibit 2.2(h)      Opinion of U.S. Counsel
Exhibit 3.1         Foreign Qualifications
Exhibit 3.4         Litigation
Exhibit 3.5         Invention Assignment and Nondisclosure Agreements
Exhibit 3.6         Compliance with Other Instruments
Exhibit 3.7         Material Contracts
Exhibit 3.9         Transactions with Affiliates
Exhibit 3.10        Guaranties
Exhibit 3.11        Investments in Other Persons
Exhibit 3.15        Capitalization; Status of Capital Stock
Exhibit 3.18(b)     Intellectual Property
Exhibit 3.18(c)     Compensation for Use of Intellectual Property Rights
Exhibit 3.21        Undisclosed Liabilities
Exhibit 3.22        Technology
Exhibit 3.23        Indebtedness
Exhibit 3.24        Securities Issuances
Exhibit 4.2(k)      Permitted Investments
Exhibit P-1         Permitted Liens

                                       iv

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            This SECURITIES PURCHASE AGREEMENT, dated as of May 25, 2004 (this
"Agreement"), is entered into among PLANETOUT INC. ("Company"), with its chief executive office located at 300 California St., Suite 200, San Francisco, California 94104, and each of the Persons identified on Schedule I attached hereto (each a "Purchaser," collectively, the "Purchasers").

                                   ARTICLE I

                     PURCHASE, SALE AND TERMS OF SECURITIES

      1.1 The Senior Subordinated Notes and Warrants to Purchase Common Stock. The Company has authorized the issuance and sale to each Purchaser or its nominee or designee of the Company's (i) senior subordinated notes (herein, together with any such notes that may be issued hereunder in substitution or exchanged therefor, each a "Note" and collectively, the "Notes"), in an aggregate principal amount of up to $5,000,000, to be dated the date of issuance thereof, to mature on January 18, 2007, to bear interest on the unpaid balances thereof from the date thereof until the principal thereof shall be paid in full at the rate of 11.0% per annum (provided that the interest note shall automatically increase to 22.0% per annum on January 1, 2007, and shall decrease to 8% per annum if a holder elects to take a security interest pursuant to the Security Agreement), based upon a 360 day year for actual days elapsed, and, from and after the occurrence of an Event of Default, at the Default Rate in accordance with Section 1.7(a), and to be substantially in the form attached hereto as Exhibit 1.1A, and (ii) warrants for the purchase of the Company's Common Stock, with the terms and provisions set forth in the form of Warrant attached hereto as Exhibit 1.1B (the "Warrants"). All of the Notes shall be identical in all respects other than their respective principal amounts, the dates of issuance and the names of the registered holders. All of the Warrants shall be identical in all respects other than the number of shares of Common Stock that may be purchased thereunder, the dates of issuance and the names of the registered holders. The Notes and the Warrants are sometimes referred to herein as the "Securities."

      1.2 The Warrant Shares. The Company has authorized and reserved, and covenants to continue to reserve, free of preemptive rights and other preferential rights, a sufficient number of its previously authorized but unissued shares of Common Stock issuable upon exercise of the Warrants. Any shares of Common Stock issuable upon exercise of the Warrants, and such shares when issued, are herein referred to as the "Warrant Shares."

      1.3 Sale of Securities. The Company, agrees to issue to each Purchaser, and each Purchaser, severally and not jointly, agrees to acquire from the Company, the Notes and Warrants set forth opposite such Purchaser's name on
Schedule I hereto. The aggregate purchase price of the Securities being purchased by each Purchaser is set forth opposite such Purchaser's name on
Schedule I.

      1.4 Effectiveness and Closing. This Agreement shall become effective upon the date hereof. On the Closing Date, the Company will issue and deliver the Notes to be sold to each of the Purchasers (or its nominee or designee) against payment of the full purchase

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price therefor by wire transfer of immediately available funds to an account designated by the Company and the Company will issue and deliver the Warrants to be issued to each of the Purchasers (or its nominee or designee). The Notes shall be dated and bear interest from the Closing Date.

      1.5 Use of Proceeds. The Company shall use the proceeds from the sale of the Securities only for purposes approved by the Board of Directors and Finance Committee of the Company.

      1.6 Representations, Warranties, and Covenants by the Purchasers.

                  (a) Each of the Purchasers represents and warrants, severally, but not jointly, that (i) it will acquire the Securities to be acquired by it for its own account and that the Securities are being and will be acquired by it for the purpose of investment and not with a view to distribution or resale thereof; (ii) the execution of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Purchaser; (iii) this Agreement has been duly executed and delivered, and constitutes a valid, legal, binding and enforceable agreement of such Purchaser; (iv) it has taken no action which would give rise to any claim by any other person for any brokerage commissions, finders' fees or the like relating to this Agreement or the transactions contemplated hereby; (v) such Purchaser has had the opportunity to ask questions of and receive answers from representatives of the Company concerning the terms of the offering of the Securities and to obtain additional information concerning the Company and its business; (vi) such Purchaser has the ability to evaluate the merits and risks of an investment; (vii) by reason of its own business and financial experience or that of its professional advisors it has the capacity to protect its own interests in connection with its investment in the Securities and can bear the economic risks of such investment or any of its officers or directors based on contacts of a nature and duration such as enable it and the Company (or such of the Company's officers or directors with whom it has a preexisting person or business relationship) to be aware of the character, business acumen and general business and financial circumstances of the other person; (viii) it has a preexisting personal or business relationship with the Company; and (ix) such Purchaser is an "Accredited Investor" as such term is defined in Rule 501(a) promulgated under the Securities Act.

                  (b) Each of the Purchasers represents and warrants, severally, but not jointly, that (i) its principal address is outside the United States,
(ii) it was located outside the United States at the time any offer to buy the Securities was made to it and at the time the buy order was originated by it,
(iii) it is not a "U.S. person" (as defined in Rule 902(k) under the Securities Act and in the Internal Revenue Code of 1986) (a "Non-U.S. Person"), (iv) any purchase of the Securities by it will be for its own account or for the account of one or more other Non-U.S. Persons located outside the United States at the time any offer to buy the Securities was made and at the time that the buy order was originated by it, and (v) it will not engage in hedging transactions involving the Securities or the related Common Stock unless in compliance with the Securities Act. Each Purchaser shall provide, at or before Closing, a

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duly completed and accurate Form W-8 BEN (or equivalent form) to confirm that it is not a U.S. Person as defined in the Internal Revenue Code of 1986.

                  (c) The acquisition by each Purchaser of the Securities acquired by it shall constitute a confirmation of the representations and warranties made by each such Purchaser as at the date of such acquisition. Each Purchaser further represents that it understands and agrees that the Securities are being offered in a transaction not involving any public offering within the United States and that, until registered under the Securities Act or transferred pursuant to the provisions of Rule 144 as promulgated by the Commission, all Securities and certificates evidencing any of the Warrant Shares, whether upon initial issuance or upon any transfer thereof, shall bear a legend, prominently stamped or printed thereon, reading substantially as follows:

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, "U.S. PERSONS" (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT, AND EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT IT IS NOT A "U.S. PERSON" AND IS ACQUIRING THIS SECURITY IN AN "OFFSHORE TRANSACTION" PURSUANT TO REGULATION S (IN EACH CASE WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT) AND (2) AGREES THAT IT WILL NOT OFFER, RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (B) TO THE COMPANY, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S OR
(D) PURSUANT TO RULE 144 OR (E) PURSUANT TO ANY OTHER EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (IF AVAILABLE) SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENTS OF LAW THAT THE DISPOSITION OF THE PROPERTY OF SUCH HOLDER BE AT ALL TIMES WITHIN SUCH HOLDER'S CONTROL AND TO COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS; AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN THE CASE OF ANY TRANSFER REFERRED TO IN CLAUSES 2(D) OR 2(E) ABOVE, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS THE COMPANY OR THE COMPANY MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS

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OF THE SECURITIES ACT. IN ALL SITUATIONS THE HOLDER WILL NOT, DIRECTLY OR
INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTION WITH REGARD TO THE SECURITIES EXCEPT AS PERMITTED BY THE SECURITIES ACT.

and the Notes shall bear the following additional legend, reading substantially as follows:

            THIS NOTE MAY ONLY BE EXCHANGED UPON RECEIPT OF CERTIFICATION OF BENEFICIAL OWNERSHIP OF THE SECURITIES REPRESENTED BY THIS NOTE BY A NON-U.S. PERSON OR A U.S. PERSON WHO PURCHASED THE SECURITIES IN A TRANSACTION THAT DID NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT.

                  (d) Subordination to Silicon Valley Bank. In the event that Silicon Valley Bank shall provide Senior Indebtedness to the Company within 6 months of the date hereof, the Purchasers hereby agree to subordinate the Indebtedness evidenced by this Agreement and the Notes and their security interest to Silicon Valley Bank by executing a Subordination Agreement substantially in the form attached hereto as Exhibit 1.6(d).

      1.7 Repayments and Prepayments.

                  (a) Principal and Interest.

                        (i) The unpaid principal balance of the Notes, together with any and all interest accrued and unpaid thereon, automatically and unconditionally shall be due and payable in full on the Maturity Date.

                        (ii) Interest on the unpaid principal balance of the Notes (computed on the basis of a 360-day year for actual days elapsed) shall be payable from and including the date thereof on the unpaid principal balance thereof outstanding from time to time at the rate of 11.0% per annum until the entire principal balance thereof and all interest accrued thereunder is paid in full; provided that the interest rate shall automatically increase to 22.0% per annum on January 1, 2007, and shall decrease to 8% per annum if a holder elects to take a security interest pursuant to the Security Agreement. Such interest shall be paid in cash on each Monthly Payment Date commencing on July 1, 2004 and on the Maturity Date. Any interest that is not timely paid shall be compounded monthly and added to the principal amount of the Notes (but any failure to pay interest within 5 days of when due shall in any event be an Event of Default under clause (a)(ii) of the definition of Event of Default). From and after the occurrence of an Event of Default, and thereafter during the continuance of such Event of Default, all principal, interest, or other amounts evidenced by the Notes shall bear interest at the Default Rate.

                        (iii) Any payment on or in respect of the Notes shall be made by wire transfer of immediately available funds, in currency of the

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      United States of America as at the time of payment is legal tender for payment of public and private debts, to such accounts as shall be designated to the Company by the holders of the Notes.

                  (b) Optional Prepayment. The Notes shall be subject to prepayment, at the option of the Company, in whole or in part at any time and from time to time. To exercise such right of prepayment, the Company must provide the holders of the Notes with a written notice of any such prepayment at least 10 Business Days, but not more than 25 Business Days, prior to the proposed prepayment date, which notice shall specify the proposed prepayment date (such date the "Optional Prepayment Date"). On the Optional Prepayment Date, the Company shall be obligated to prepay in cash the portion of the aggregate principal amount of the Notes that the Company has specified is to be prepaid on such date plus accrued and unpaid interest on such principal amount to the date of the prepayment, plus the Applicable Prepayment Premium.

                  (c) Mandatory Prepayment. The Company shall within 30 days following the consummation of (i) a Change of Control, (ii) a sale, transfer or lease of all or substantially all of the Assets of the Company in a single transaction or a series of related transactions (an "Asset Sale"), (iii) a liquidation of the Company, or (iv) an Initial Public Offering which generates net cash proceeds of not less than $30 million, prepay in cash the aggregate principal amount of the Notes plus accrued and unpaid interest on such principal amount to the date of the prepayment, plus the Applicable Prepayment Premium.

                  (d) Other Prepayment Terms. Partial prepayments shall first be applied to accrued and unpaid interest, and then principal and the Applicable Prepayment Premium. Any prepayment (together with any premium and interest) shall be allocated among the Notes so that the amount prepaid with respect to the Notes is pro rata based upon the then aggregate outstanding principal thereof. Any such prepayment shall be made by wire transfer of immediately available funds, in currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, to such accounts as shall be designated to the Company by the holders of the Notes.

                  (e) Cancellation of Notes. The Company immediately will cancel all Notes acquired by the Company (whether pursuant to any payment, prepayment, or purchase of Notes pursuant to any provision of this Agreement, or otherwise), and no Notes may be issued in substitution or exchange for any such Notes. If, the foregoing notwithstanding, the Company shall fail to cancel such Notes then, such Notes shall be deemed not to be outstanding for any purpose under this Agreement.

                                   ARTICLE II

                    CONDITIONS TO THE PURCHASERS' OBLIGATION

      2.1 Conditions to the Purchase of Securities. The obligation of any Purchaser to purchase and pay for the Securities to be purchased by it is subject to the satisfaction of the following conditions, each of which shall have been satisfied on or before the Closing Date:

            2.1.1 Representations and Warranties. Each of the representations and warranties of the Company set forth in Article III hereof shall have been true and correct as of the Closing Date.

            2.1.2 Documentation. The Purchasers shall have received all of the following documents or instruments, or evidence of completion thereof, each in full force and effect and otherwise in form and substance satisfactory to the Purchasers and their counsel:

                  (a) this Agreement;

                  (b) the Warrants;

                  (c) the Notes;

                  (d) the Guaranty;

                  (e) the Security Agreement,

                  (f) A copy of the Certificate of Incorporation of the Company (the "Company Certificate of Incorporation"), certified by the appropriate officer of the jurisdiction of organization of the Company, a copy of the resolutions of the Board of Directors evidencing approval of this Agreement and the other Financing Documents to which it is a party, the issuance of the Notes and the Warrants and the other matters contemplated hereby, and a copy of the bylaws of the Company, all of which shall have been certified by the Secretary of the Company to be true, complete and correct copies thereof, and certified copies of all documents evidencing other necessary corporate or other action and governmental approvals obtained by the Company, if any, with respect to this Agreement and the Securities;

                  (g) A copy of the Certificate of Incorporation of the Guarantor (collectively, the "Guarantor Certificates of Incorporation"), certified by the appropriate officer of the jurisdiction of organization of such Guarantor, a copy of the resolutions of the board of directors (or other similar body) of such Guarantor evidencing approval of each Financing Document to which it is a party, and the matters contemplated thereby, and a copy of the By-laws of such Guarantor, all of which shall have been certified by the Secretary of the applicable Guarantor to be true, complete and correct copies thereof, and certified copies of all documents evidencing other necessary corporate or other action and governmental approvals obtained by such Guarantor, if any, with respect to the Guaranty;

                  (h) The opinion of Howard, Rice, Nemerovski, Canady, Falk & Rabkin, a Professional Corporation, counsel to the Company and the Guarantor, in the form of Exhibit 2.2(h) attached hereto;

                  (i) A certificate of the Secretary of the Company which shall certify the names of the officers of the Company authorized to sign this Agreement and the other Financing Documents to which it is a party, and the other documents, instruments or certificates to be delivered pursuant to this Agreement by the Company or any of its officers, together with the true signatures of such officers. The Purchasers may conclusively rely on such certificate until they shall receive a further certificate of the Secretary or an Assistant Secretary of the Company canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate;

                  (j) A certificate of the Secretary of the Guarantor which shall certify the names of the officers of such Guarantor authorized to sign the Guaranty, and the other documents, instruments or certificates to be delivered pursuant to this Agreement by such Guarantor or any of its officers, together with the true signatures of such officers. The Purchasers may conclusively rely on such certificate until they shall receive a further certificate of the Secretary or an Assistant Secretary of such Guarantor canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate;

                  (k) A certificate of the Chief Executive Officer or Chief Financial Officer of the Company stating that the representations and warranties of the Company contained in Article III hereof and in the other Financing Documents are true and correct and that all conditions required to be performed prior to or at the Closing Date have been performed as of such date;

                  (l) Certificates of Good Standing for the Company from the states of Delaware and California, and each other jurisdiction in which the failure to be duly qualified or licensed would result in a Material Adverse Effect upon the Company and its Subsidiaries, in each case, dated within 10 days of the Closing Date;

                  (m) Certificates of Good Standing for the Guarantor from the jurisdiction of organization of such Guarantor, and each other jurisdiction in which the failure to be duly qualified or licensed would result in a Material Adverse Effect upon the Company and its Subsidiaries, in each case, dated within 10 days of the Closing Date;

                  (n) The Company shall have paid all of the costs and expenses identified in Section 9.4 to the extent invoices therefor have been presented to the Company at least one day prior to the Closing Date;

                  (o) (i) The Company and the Guarantor shall have obtained all consents or waivers, if any, that are necessary to execute and deliver this Agreement and the other Financing Documents, issue the Notes and the Warrants and to carry out the transactions contemplated hereby and thereby; (ii) all such consents and waivers shall be in full force and effect; (iii) all corporate and other actions and governmental filings necessary to effectuate the terms of this Agreement, the Notes, the Warrants, the other Financing Documents, and other agreements and instruments executed and delivered by the Company or any Guarantor in connection herewith shall have been made or taken, except for any post-sale filing that may be required under federal or state securities laws;

                  (p) Purchasers shall have reviewed to their satisfaction results of UCC-1, lien and claim searches with .respect to the Company and Guarantor conducted in DE & CA.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company hereby represents and warrants to each of the Purchasers as follows as of the date hereof and as of the Closing Date:

      3.1 Organization and Standing. Each of the Company and its Subsidiaries is duly organized or formed and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority for the ownership and operation of its properties and for the carrying on of its business as now conducted or as now proposed to be conducted. The Company and each of its Subsidiaries is duly licensed or qualified and in good standing as a foreign corporation authorized to do business in all jurisdictions wherein the character of the property owned or leased, or the nature of the activities conducted, by it makes such licensing or qualification necessary as set forth in Exhibit 3.1, except where the failure to so qualify would not reasonably be expected to have a material adverse effect on the business, operations, properties or condition of the Company and its Subsidiaries taken as a whole, or which might call into question the validity of this Agreement, any of the Securities, or any action taken or to be taken pursuant hereto or thereto (a "Material Adverse Effect").

      3.2 Corporate Action. The Company and each of its Subsidiaries has all necessary power and has taken all organizational action required to enter into and perform this Agreement, the Notes, the Warrants, the Guaranties, the Security Agreement and any other agreements and instruments executed in connection herewith (collectively, the "Financing Documents"). The Financing Documents are valid and binding obligations of the Company and the Guarantor, enforceable in accordance with their terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether enforcement is sought by proceedings in equity or at law). The issuance, sale and delivery of the Securities in accordance with this Agreement and the issuance, sale and delivery of the Warrant Shares have been duly authorized and reserved for issuance by all necessary corporate action on the part of the Company. Sufficient authorized but unissued shares of Common Stock have been reserved by appropriate corporate action in connection with the prospective exercise of the Warrants, and the issuance of the Securities is not, and the issuance of the Warrant Shares upon the exercise of the Warrants will not be, subject to preemptive rights or other preferential rights in any current stockholders of the Company and will not conflict with any provision of any contract set forth on Exhibit 3.7.

      3.3 Governmental Approvals. Except for the filing of any notice subsequent to the Closing Date that may be required under applicable state and/or federal securities laws (which, if required, shall be filed on a timely basis and a copy of which shall be provided to the Purchasers and their counsel), no authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for the execution and delivery by the Company and the Guarantor of any Financing Document to which they are a party, for the offer, issue, sale and delivery of the Securities and the Warrant Shares, or for the performance by the Company and the Guarantor of their respective obligations under any of the Financing Documents.

      3.4 Litigation. Except as set forth in Exhibit 3.4, there is no litigation or governmental proceeding or investigation pending or, to the knowledge of the Company and its Subsidiaries, threatened against the Company or any of its Subsidiaries, affecting any of their respective Assets, or against any officer or Key Employee relating to such person's performance of duties for the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other governmental agency specifically naming the Company, any of its Subsidiaries, or an officer of the Company or any of its Subsidiaries. Except as set forth in Exhibit 3.4, there are no actions or proceedings pending or, to the knowledge of the Company and its Subsidiaries, threatened against the Company or any of its Subsidiaries which would reasonably be expected to result, either in any case or in the aggregate, in any Material Adverse Effect. The foregoing sentences include, without limiting their generality, actions pending or, to the knowledge of the Company and its Subsidiaries, threatened, involving the prior employment of any of the Company's or any of its Subsidiaries' respective officers or employees (including any Key Employees) or their use in connection with the Company's or its Subsidiaries' business of any information or techniques allegedly proprietary to any of their former employers.

      3.5 Certain Agreements of Officers and Key Employees.

                  (a) To the knowledge of the Company and its Subsidiaries, no officer or Key Employee of the Company or any of its Subsidiaries is in violation of any term of any employment contract, patent disclosure agreement, proprietary information agreement, noncompetition agreement, or any other contract or agreement or any restrictive covenant relating to the employment of any such officer or Key Employee by the Company or any of its Subsidiaries, as applicable, the nature of the business conducted or to be conducted by the Company or its Subsidiaries, or relating to the use of trade secrets or proprietary or confidential information of others. Neither the Company nor any of its Subsidiaries has any reason to believe that the employment of the Company's or its Subsidiaries' officers and Key Employees will subject the Company, any of its Subsidiaries, or any Purchaser to any liability to third parties. Except as set forth on Exhibit 3.5, the Company and its Subsidiaries have entered into invention assignment and nondisclosure agreements with each of their respective employees.

                  (b) To the knowledge of the Company and its Subsidiaries, no officer of the Company or any of its Subsidiaries, nor any Key Employee of the Company or any of its Subsidiaries, whose termination, either individually or in the aggregate, would have a Material Adverse Effect, has expressed any present intention of terminating his employment with the Company or any of its Subsidiaries, as applicable.

      3.6 Compliance with Other Instruments. Except as set forth on Exhibit 3.6, each of the Company and its Subsidiaries is in compliance in all respects with the terms and provisions of this Agreement, the other Financing Documents, and of its respective constitutional documents, and in all material respects with the terms and provisions of all contracts listed on Exhibit 3.7. Each of the Company and its Subsidiaries is in compliance with all judgments, decrees, governmental orders, statutes, rules or regulations by which it is bound or to which any of its Assets are subject, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. Neither the execution and delivery of this Agreement or the other Financing Documents or the issuance of the Securities, nor the consummation of any transaction contemplated by this Agreement or the other Financing Documents, has constituted or resulted in or will constitute or result in a default or violation of any term or provision of any of the foregoing documents, instruments, judgments, agreements, decrees, orders, statutes, rules and regulations.

      3.7 Material Contracts.

                  (a) Except as set forth on Exhibit 3.7, each of the Company, its Subsidiaries and their respective properties and Assets is not a party to or bound by any (i) executory contract not made in the ordinary course of business, or involving a future payment by the Company or any of its Subsidiaries in excess of $100,000 or, in the Company's belief, otherwise material to the business of the Company and its Subsidiaries; (ii) contract among stockholders or granting a right of first refusal or for a partnership or a joint venture or for the acquisition, sale or lease of any Assets or capital stock of the Company, any of its Subsidiaries, or any other Person or involving a sharing of profits; (iii) mortgage, pledge, conditional sales contract, security agreement, factoring agreement or other similar contract with respect to any real or tangible personal property of the Company or any of its Subsidiaries; (iv) loan agreement, credit agreement, promissory note, guarantee, subordination agreement, letter of credit or any other similar type of contract; (v) contract with any governmental agency; or (vi) binding commitment or agreement to enter into any of the foregoing. The Company has delivered or otherwise made available to the Purchasers true, correct and complete copies of the contracts listed on Exhibit 3.7 (except as noted thereon), together with all amendments, modifications, supplements or side letters affecting the obligations of any party thereunder.

                  (b) (i) Each of the contracts listed on Exhibit 3.7 is valid and enforceable in accordance with its terms (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether enforcement is sought by proceedings in equity of at law)), and there is no default under any contract listed on Exhibit 3.7 by the Company or any of its Subsidiaries or, to the knowledge of the Company and its Subsidiaries, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder, except where such default, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (ii) no previous or current party to any contract has given written notice to the Company or any of its Subsidiaries of or made a written claim with respect to any breach or default thereunder and the Company has no knowledge of any notice of or claim with respect to any such breach or default that would reasonably be expected to have a Material Adverse Effect.

                  (c) With respect to the contracts listed on Exhibit 3.7 that were assigned to the Company or any of its Subsidiaries by a third party, all necessary consents to such assignment have been obtained.

      3.8 ERISA. Neither the Company, nor any of its Subsidiaries, maintains or contributes to, nor has any present intention to establish, any employee pension benefit plans for its employees that would be subject to ERISA.

      3.9 Transactions with Affiliates. Except as set forth on Exhibit 3.9, as contemplated hereby or consented to by the Purchasers in accordance with this Agreement, neither the Company nor any of its Subsidiaries is a party to any transaction, including, without limitation, any loans or extensions of credit or royalty agreements, with any officer or director of the Company or any Subsidiary or holder of 5% or more of any class of capital stock of the Company, or any member of their respective immediate families or any corporation or other entity directly or indirectly affiliated with one or more of such officers.

      3.10 Assumptions or Guaranties of Indebtedness of Other Persons. Except as set forth on Exhibit 3.10, neither the Company nor any of its Subsidiaries has assumed, guaranteed, endorsed or otherwise become directly or contingently liable on (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss), any obligation or liability of any other Person.

      3.11 Investments in Other Persons. Except as set forth on Exhibit 3.11, neither the Company nor any of its Subsidiaries has made any loan or advance to any Person which is outstanding on the date of this Agreement, nor is it committed or obligated to make any such loan or advance, nor does the Company or any of its Subsidiaries own any capital stock, Assets comprising the business of, obligations of, or any interest in, any Person except as disclosed in this Agreement.

      3.12 Securities Laws. Except for the filing of any notice subsequent to the Closing Date that may be required under applicable state and/or federal securities laws, the Company has complied with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Securities. Prior to the Closing Date, neither the Company, nor any of its Subsidiaries, nor anyone acting on its behalf has sold, offered to sell or solicited offers to buy the Securities or similar securities to, or solicit offers with respect thereto from, or entered into any preliminary conversations or negotiations relating thereto with, any Person, so as to bring the issuance and sale of the Securities under the registration provisions of the Securities Act and applicable state securities laws.

      3.13 Disclosure. Neither this Agreement nor any other agreement, document, certificate or written statement furnished to the Purchasers or their counsel by or on behalf of the Company or any of its Subsidiaries in connection with the transactions contemplated hereby, when taken together with the draft of the registration statement of the Company on Form S-1 that was filed with the Securities and Exchange Commission on April 29, 2004, contains any untrue statement of a material fact or omits to state a material fact relating directly to the Company or any of its Subsidiaries necessary in order to make the statements contained herein or therein not misleading. There is no fact within the knowledge of the Company or any of its Subsidiaries that has not been disclosed herein or in writing to the Purchasers and which taken by itself would constitute a circumstance having a Material Adverse Effect.

      3.14 Brokers or Finders. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon the Company or any of its Subsidiaries for any commission, fee or other compensation as a finder or broker because of any act or omission by the Company, any of its Subsidiaries, or any of their respective agents.

      3.15 Capitalization; Status of Capital Stock. (a) Set forth on Exhibit 3.15, is a complete and accurate description of the authorized capital stock of the Company by class, and a description of the number of shares of each such class that are issued and outstanding that is accurate in all material respects as of the date hereof; provided that the Purchasers agree that such description shall be deemed accurate in all material respects notwithstanding the inaccuracy of any particular number so long as the total number of shares set forth in such description (on a common equivalent basis) does not exceed 154,000,000. All the outstanding shares of capital stock of the Company have been duly authorized, and are validly issued, fully paid and non-assessable. The Warrant Shares, when issued and delivered in accordance with the terms hereof and after payment of the purchase price therefor, will be duly authorized, validly issued, fully paid and non-assessable.

                  (b) Set forth on Exhibit 3.15 is a complete and accurate list of the Company's direct and indirect Subsidiaries showing: (i) the jurisdiction of their formation, (ii) the number of shares of each class of common and preferred stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the Company. All of the issued and outstanding capital stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

                  (c) Except as otherwise set forth in Exhibit 3.15, no options, warrants, subscriptions or purchase rights of any nature to acquire from the Company, or from any of its Subsidiaries, shares of capital stock or other securities are authorized, issued or outstanding, nor is the Company or any of its Subsidiaries obligated in any other manner to issue shares of its capital stock or other securities except as contemplated by this Agreement.

                  (d) Except as set forth in Exhibit 3.15, there are no restrictions on the transfer of shares of capital stock of the Company other than those imposed by relevant federal and state securities laws and as otherwise contemplated by this Agreement, the Certificate of Incorporation, and the Rights Agreement. Other than as provided in this Section, there are no agreements, understandings, trusts or other collaborative arrangements or understandings concerning the voting of the capital stock of the Company. The offer and sale of all capital stock and other securities of the Company issued before the Closing Date complied with or were exempt from all applicable federal and state securities laws and no stockholder has a right of rescission with respect thereto.

      3.16 Registration Rights. Except for the rights granted to the Purchasers and certain other parties pursuant to the Rights Agreement, no Person has demand or other rights to cause the Company or any of its Subsidiaries to file any registration statement under the Securities Act relating to any securities of the Company or any securities of its Subsidiaries, or any right to participate in any such registration statement.

      3.17 Books and Records. The books of account, ledgers, order books, records and documents of the Company and each of its Subsidiaries accurately and completely reflect in all material respects all material information relating to the business of the Company and its Subsidiaries, the location and collection of its Assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company or its Subsidiaries.

      3.18 Title to Assets; Intellectual Property.

                  (a) The Company and each of its Subsidiaries has good and marketable title in fee to such of its fixed assets, if any, as are real property, and good and marketable title to all of its other Assets, free of any Liens other than Permitted Liens. The Company and each of its Subsidiaries enjoys peaceful and undisturbed possession under all leases under which it is operating, and all said leases are valid and subsisting and in full force and effect.

                  (b) The Company does not know of any claim, previously asserted, pending, threatened or which may otherwise be asserted against the Company or any of its Subsidiaries ("Claim") that would interfere with, or adversely impact upon, the Company's or its Subsidiaries' unencumbered right to use, make, sell, license, distribute, promote, apply, develop and make derivative works of ("Use"), the patents, patent rights, permits, licenses, trade secrets, trademarks (registered or unregistered), trademark rights, trade names, trade name rights, franchises, copyrights (registered or unregistered), inventions (regardless of whether patentable or not), software, confidential information, innovations and other intellectual property rights being used to conduct their business as now operated and as now proposed to be operated, or in the development, manufacture, use, distribution or licensing of the Company's or its Subsidiaries' proprietary technology, information, products, processes, or services (collectively, the "Intellectual Property Rights") (a list of all material patents, trademarks, trade names, copyrights, permits, and licenses in Use by the Company and its Subsidiaries is attached hereto as Exhibit 3.18(b)); and the Company does not have any reason to believe that the Use of the Intellectual Property Rights infringes, conflicts or will conflict with valid rights of any other Person. No claim is known by the Company to be pending or threatened to the effect that, and the Company has no reason to believe that, any such Intellectual Property Right is invalid or unenforceable by the Company or any of its Subsidiaries. Except as set forth in Exhibit 3.18(b), neither the Company nor any of its Subsidiaries has any obligation to compensate any Person for the use of any such Intellectual Property Rights, and except in the ordinary course of business or as set forth in Exhibit 3.18(c), neither the Company nor any of its Subsidiaries has granted any Person any license or other rights to use in any manner any of the Intellectual Property Rights of the Company or any Subsidiary thereof, whether requiring the payment of royalties or not.

                  (c) Each Debtor has good title to its respective Collateral, free of Liens except Permitted Liens. Neither Debtor has notice of any actual or imminent Insolvency Proceeding or any account debtor with respect to the Accounts that constitute Collateral pursuant to the Security Agreement. All Inventory is in all material respects of good and marketable quality, free from material defects. Each of the Debtors is the sole owner of its respective Intellectual Property, except for non-exclusive licenses granted to its customers in the ordinary course of business.

      3.19 Payment of Taxes. Except to the extent permitted by Section 4.1(a) hereof, (a) all tax returns and reports of the Company and its Subsidiaries required to be filed by them have been duly and timely filed, and (b) all taxes, assessments, fees, and other governmental charges upon the Company or its Subsidiaries, or upon their respective Assets, income, and franchises that are due and payable have been paid when due and payable. There is no actual or, to the Company's knowledge, proposed tax assessment against the Company or its Subsidiaries that, in any of the foregoing cases either individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect.

      3.20 Financial Statements. The Company has provided to Allard copies of the audited balance sheet of the Company and its Subsidiaries as of December 31, 2003, the statements of income and retained earnings of the Company and its Subsidiaries for the period then ended, and the statements of cash flows of the Company and its Subsidiaries for the period then ended (the "Audited Financials"). The Company has provided Allard with copies of the unaudited balance sheet of the Company and its Subsidiaries as of March 31, 2004, the statements of income and retained earnings of the Company and its Subsidiaries for the period then ended, and the statements of cash flows of the Company and its Subsidiaries for the period then ended (the "Unaudited Financials", and together with the Audited Financials, the "Financial Statements"). Each of the Financial Statements was prepared in good faith, has been prepared in accordance with GAAP (subject to normal year-end audit adjustments and, in the case of the Unaudited Financials, the absence of footnotes, and any adjustment for charges relating to any stock based compensation) and in conformity with the practices consistently applied by the Company and its Subsidiaries and presents fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its Subsidiaries, as of the dates and for the periods indicated.

      3.21 No Undisclosed Liabilities. Except as set forth on Exhibit 3.21 or in the Financial Statements and except for such liabilities or obligations incurred by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice since March 31, 2004, neither the Company nor any of its Subsidiaries has any material liabilities or obligations (whether absolute or contingent, liquidated or unliquidated or due or to become due).

      3.22 Technology. Except as set forth in Exhibit 3.22, the products, processes, proprietary technology, and other proprietary know-how owned or used by the Company and its Subsidiaries were completely developed by the Company's, or its Subsidiaries', full-time employees only (or independent contractors or consultants who have entered into an appropriate assignment thereof); the concepts, inventions and original works of authorship owned or used by the Company, or its Subsidiary, were developed or conceived by such employees, contractors, or consultants within the scope of their employment or engagement, as the case may be, by the Company or the Subsidiary of the Company and are connected with the Company's, or its Subsidiaries', underlying products, processes and proprietary technology.

      3.23 Indebtedness. Set forth on Exhibit 3.23 is a true and complete list of all indebtedness of the Company outstanding on the date hereof that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such indebtedness and the principal terms thereof.

      3.24 Private Offering.

                  (a) Assuming the truth and correctness of the representations and warranties set forth in Section 1.6, the sale of the Securities hereunder is exempt from the registration and prospectus delivery requirements of the Securities Act. In the case of each offer or sale of the Securities, no form of general solicitation or general advertising was used by any of Company or any of its Subsidiaries or their respective representatives, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising. Neither the Company nor any of its affiliates nor any person acting on its or their behalf have engaged in any directed selling efforts (as defined in Rule 902(c) under Regulation S) with respect to the Securities.

                  (b) The Purchasers are the sole purchasers of the Securities. Except as set forth on Schedule 3.24, no securities have been issued and sold by the Company within the six-month period immediately prior to the date hereof. None of the securities issued within such six-month period, if any, could be integrated with the issuance of the Securities as a single offering for purposes of the Securities Act, and Company agrees that neither it, nor anyone acting on its behalf, will offer or sell the Securities, or any portion of them, if such offer or sale might bring the issuance and sale of the Securities to any Purchaser hereunder within the provisions of Section 5 of the Securities Act nor offer any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, or otherwise approach or negotiate with respect thereto with, anyone if the sale of the Securities and any such securities could be integrated as a single offering for the purposes of the Securities Act, including without limitation Regulation D thereunder. It is not necessary, in connection with the transactions contemplated hereby, to qualify an indenture under the Trust Indenture Act of 1939, as amended.

                                   ARTICLE IV

                            COVENANTS OF THE COMPANY

      4.1 Affirmative Covenants of the Company Other Than Reporting Requirements. Without limiting any other covenants and provisions hereof, the Company covenants and agrees that until the outstanding principal amount of the Notes (together with all interest and any premiums thereon) shall have been repaid in full, it will perform and observe the following covenants and provisions, and will cause each Subsidiary, if and when such Subsidiary exists, to perform and observe such of the following covenants and provisions as are applicable to such Subsidiary:

                  (a) Payment of Taxes and Claims; Tax Consolidation. Duly and timely file all tax returns and reports required to be filed in compliance with all applicable laws, regulations, rules, and procedures and pay all taxes, assessments, and other governmental charges imposed upon the Company or any of its Subsidiaries or any of the Assets of the Company or any of its Subsidiaries or in respect of any franchises, business, income, or Assets of the Company or any of its Subsidiaries before any penalty or interest accrues thereon, and all claims (including claims for labor, services, materials, and supplies) that have become due and payable and that by law have or may become a Lien (other than Permitted Liens) upon any of such Assets, prior to the time when any material penalty or fine shall be incurred with respect thereto except where the failure to so file or pay such taxes, assessments, or other governmental charges or claims could not reasonably expected to have a Material Adverse Effect; provided, however, that no such tax, assessment, charge, claim, or

Lien need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

                  (b) Maintenance of Insurance. At its expense, the Company and its Subsidiaries shall maintain with a reputable insurance company or association insurance in such amounts and covering its Assets and such risks as ordinarily are insured against by other persons engaged in the same or similar businesses and owning similar properties in the same general areas in which the Company or any Subsidiary operates for the type and scope of its properties and businesses.

                  (c) Preservation of Corporate Existence. Preserve and maintain, and cause each Subsidiary to preserve and maintain, its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each Subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership or lease of its properties, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. The Company shall use commercially reasonable efforts to secure, preserve and maintain, and cause each Subsidiary to use commercially reasonable efforts to secure, preserve and maintain, all licenses and other rights to use patents, processes, licenses, permits, trademarks, trade names, inventions, intellectual property rights or copyrights, owned or possessed by it and deemed by the Company to be material to the conduct of its business or the business of any Subsidiary.

                  (d) Compliance with Laws. Comply, and cause all Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, where noncompliance would reasonably be expected to have a Material Adverse Effect.

                  (e) Maintenance of Properties; Material Assets. Use commercially reasonable efforts to maintain and preserve, and cause each Subsidiary to use commercially reasonable efforts to maintain and preserve, all of its Assets in good repair, working order and condition, ordinary wear and tear excepted, including, without limitation, the maintenance and preservation of any material patents, trademarks, copyrights, licenses, permits or agreements being used by the Company, or any of its Subsidiaries, in its business as now operated and as now proposed to be operated.

                  (f) Keeping of Records and Books of Account. Keep, and cause each Subsidiary to keep, adequate records and books of account in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company and any Subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, returns of merchandise, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

                  (g) Inspection. The Company and its Subsidiaries will permit any authorized representatives designated in writing by a Purchaser to visit and inspect any of the Assets of the Company or any of its Subsidiaries, including their respective financial and accounting records, and to make copies and take extracts therefrom, and to discuss their respective affairs, finances, and accounts with their respective officers and independent and certified public accounts, all upon reasonable prior written notice and at such times during business hours and as often as may be reasonably requested; provided that after the occurrence and during the continuance of an Event of Default, a Purchaser may conduct such an inspection without notice and as frequently as deemed necessary by such Purchaser.

                  (h) Quick Ratio and Net Worth Reports. Within thirty days after the last day of each calendar month, the Company will deliver to Purchasers a report showing the Company's Quick Ratio and Tangible Net Worth as of the last day of such month signed by the principal financial or accounting officer of the Company.

      4.2 Negative Covenants of the Company. Without limiting any other covenants and provisions hereof, the Company covenants and agrees that until the outstanding principal amount of the Notes (together with all interest thereon) shall have been repaid in full, it will comply with and observe the following covenants and provisions, and will cause each Subsidiary, if and when such Subsidiary exists, to comply with and observe such of the following covenants and provisions as are applicable to such Subsidiary, and will not:

                  (a) Limitation on Indebtedness. Create, incur, assume or permit to exist any Indebtedness except Permitted Indebtedness.

                  (b) Restricted Payments. Declare or pay any dividends, purchase, repurchase, redeem, retire, or otherwise acquire for value any of its capital stock (or rights, options or warrants to purchase such shares) now or hereafter outstanding, return any capital to its stockholders as such, or make any distribution of Assets to its stockholders as such, and will not make any payment in cash, securities or other property on or in respect of, or purchase, repurchase, redeem, retire or otherwise acquire for value prior to scheduled maturity, any Indebtedness of the Company that by the express terms governing repayment is subordinated to, or pari passu with, the Notes, or permit any Subsidiary to do any of the foregoing (such transactions being hereinafter referred to as "Restricted Payments"), except that any such Subsidiary may declare and make payments of cash and stock dividends, return capital and make distributions of Assets to the Company; provided, however, that nothing herein contained shall prevent the Company from:

                        (i) effecting a stock split or declaring or paying any dividend consisting of shares of any class of capital stock to the holders of shares of such class of capital stock, or

                        (ii) declaring any dividends in the form of an adjustment to the liquidation preference of the Company's preferred stock in accordance with the Company's certificate of incorporation, or

                        (iii) redeeming any stock of a deceased stockholder out of insurance held by the Company on that stockholder's life, or

                        (iv) repurchasing shares of the Company's capital stock, in an aggregate amount not to exceed $200,000 in any fiscal year, at no more than the original cost thereof from officers, employees, directors or consultants of the Company pursuant to an option to repurchase such shares to repurchase such shares upon the occurrence of certain events, including the termination of employment, if in the case of any such transaction the Restricted Payment can be made in compliance with the other terms of this Agreement.

                  (c) Dealings with Affiliates and Others. Other than as contemplated by this Agreement, and other than transactions in the ordinary course of business involving less than $50,000, enter into any transaction, including, without limitation, any loans or extensions of credit or royalty agreements, with any officer or director of the Company or any Subsidiary or holder of 5% or more of any class of capital stock of the Company, or any member of their respective immediate families or any corporation or other entity directly or indirectly affiliated with one or more of such officers, directors or stockholders or members of their immediate families unless such transaction is approved in advance by a majority of the disinterested members of the Board of Directors, or absent such Board of Directors approval, by the Majority Holders.

                  (d) Merger, Consolidation; Etc. Except for Permitted Transactions, sell, convey, transfer or lease all or substantially all of its Assets in a single transaction or a series of related transactions to any Person, or consolidate with or merge with or into any other entity; unless:

                        (i) the resulting or surviving Person (the "Successor Company") is organized under the laws of the United States;

                        (ii) the Successor Company (if not the Company) expressly assumes all obligations of the Company under the Notes; and

                        (iii) no Default or Event of Default shall have occurred and be continuing or will occur upon giving effect to the transaction.

                  (e) Limitation on Liens. Directly or indirectly create, incur, assume or suffer to exist any Lien, or file or authorize the filing of any financing statement or other document, on or with respect to any of its Assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

                  (f) Acquisitions. Except for Permitted Acquisitions, consummate any Acquisition.

                  (g) ERISA. Establish any defined benefit plans for its employees that would be subject to ERISA.

                  (h) Conduct of Business. Engage in any business other than the business currently conducted by them as of the date hereof and reasonable extensions thereof and other lines of business reasonably incidental, complementary or related thereto (including, without limitation, the print publication business).

                  (i) Upstream Limitations. Enter into any agreement, contract, or arrangement restricting the ability of any Subsidiary of Company to pay or make dividends or distributions in cash or kind, to make loans, advances, or other payments of whatsoever nature or to make transfers or distributions of all or any part of its Assets to Company or to any Subsidiary of the Company.

                  (j) Layered Debt. Without prejudice to the limitations on Indebtedness and Liens in Section 4.2(a) and 4.2(e), the Company will not create, assume, incur, guarantee or suffer to exist any Indebtedness, other than Indebtedness evidenced by the Notes, that is subordinate by its terms in right of payment to the Senior Indebtedness unless such Indebtedness, by its terms or the terms of the instrument creating or evidencing it, is pari passu with the Notes or subordinate in right of payment to the Notes pursuant to subordination provisions substantially similar to those contained in the Notes.

                  (k) Investments. Except for (i) Permitted Subsidiary Investments, (ii) Investments in Subsidiaries that are Guarantors and Investments in the Company, (iii) Investments in cash or Cash Equivalents, (iv) Investments existing on the date hereof and identified in Exhibit 4.2(k); and
(v) other Investments in an amount not to exceed in the aggregate $500,000, make or acquire any Investment.

                  (l) Limitation on Sale of Assets. Except for (i) the sale of inventory and the non-exclusive licensing of intellectual property in the ordinary course of business, (ii) the disposition of obsolete Assets that are no longer used or useful in current or planned business operation of the Company and its Subsidiaries, (iii) any disposition of Assets arising in connection with a Permitted Transaction, and (iv) other sales of assets for fair market value not exceeding in the aggregate 25% of Equity Value, sell or otherwise dispose of any Assets.

                  (m) Dividends on Preferred Stock. Permit the Company's certificate of incorporation or any certificate of designation of the Company with respect to Disqualified Stock (other than the Company's Series D and Series E Preferred Stock) to provide that dividends shall be paid or accrued unless such dividends are otherwise permitted to be paid or accrued pursuant to this Agreement.

                  (n) Stay, Extension and Usury Laws. At any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, and will use all reasonable efforts to resist any attempts to claim or take the benefit of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of its obligations under this Agreement or the Notes (in each case, to the extent the Company may lawfully so agree), and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the holders of the Notes, but will suffer and permit the execution of every such power as though no such law has been enacted. In no event shall the interest rate or rates payable under this Agreement plus any other amounts paid or consideration received in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. The Company and the Purchasers, in executing this Agreement, intend expressly and legally to agree upon the rate of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement, the Company is and shall be liable only for the payment of such legal maximum as allowed by law, and payment received from the Company in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Notes, on a pro rata basis, to the extent of such excess in accordance with this Agreement.

                  (o) No Further Negative Pledges. Enter into any agreement (excluding the Financing Documents and the Senior Lender Loan Documents) prohibiting the creation or assumption of any Lien upon its Assets, whether now owned or hereafter acquired.

                  (p) Margin Regulations. None of the Company or any of its Subsidiaries will, directly or indirectly, use any of the proceeds of the issue and sale of the Securities for the purpose, whether immediate, incidental, or ultimate, of maintaining, purchasing, or carrying any stock that is currently a "margin stock" within the meaning of Regulation U of the Federal Reserve Board, or otherwise take or permit to be taken any action that would result in the issuance of the Securities or the carrying out of any of the other transactions contemplated hereby or thereby, being violative of Regulation T, U, or X, or any other regulation of the Federal Reserve Board. None of the Company or any of its Subsidiaries owns or intends to acquire any "margin stock" within the meaning of such Regulations U.

                  (q) State of Formation. Neither the Company nor the Guarantor shall, without giving the Purchasers 30 days' prior written notice, change its state of incorporation.

      4.3 Reporting Requirements. Until the consummation of an Initial Public Offering, the Company will furnish the following to each Purchaser that holds one or more of the Notes, the Warrants, or the Warrant Shares:

                  (a) Monthly Reports. As soon as practicable after the end of the first and second monthly accounting periods in each fiscal quarter of the Company and in any event within 30 days thereafter, an unaudited consolidated balance sheet of the Company and its Subsidiaries, if any, as of the end of each such monthly period, and unaudited consolidated statements of income and consolidated statements of cash flows of the Company and its Subsidiaries for such period, prepared in accordance with GAAP, subject to the absence of footnotes and changes resulting from year-end audit adjustments, all in reasonable detail and signed by the principal financial or accounting officer of the Company;

                  (b) Quarterly Reports. As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company and in any event within 45 days thereafter, an unaudited consolidated balance sheet of the Company and its Subsidiaries, if any, as of the end of each such quarterly period, and unaudited consolidated statements of income and consolidated statements of cash flows of the Company and its Subsidiaries for such period, prepared in accordance with GAAP, subject to the absence of footnotes and changes resulting from year-end audit adjustments, all in reasonable detail and signed by the principal financial or accounting officer of the Company;

                  (c) Annual Reports. As soon as practicable after the end of each fiscal year, and in any event within 120 days thereafter, consolidated balance sheets of the Company and its Subsidiaries, if any, as of the end of such fiscal year, and consolidated statements of income and consolidated statements of cash flows of the Company and its Subsidiaries for such fiscal year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and audited by the Company's independent public accountants who shall be a nationally recognized firm;

                  (d) Stockholders' and Commission Reports. Promptly upon sending, making available, or filing the same, such reports and financial statements as the Company or any Subsidiary shall (i) file with the Commission, or (ii) send or make available to one or more to the holders of any equity interests in the Company; and

                  (e) Annual Budgets. As soon as available, but in any event not later than 30 days prior to the end of any fiscal year, a copy of the Company's and its Subsidiaries' annual budget for the forthcoming fiscal year, month by month, including balance sheets and sources and applications of funds statements and, as soon as prepared, any other budgets or revised budgets prepared by the Company.

                                   ARTICLE V

                               REMEDIES ON DEFAULT

      5.1 Acceleration.

                  (a) If an Event of Default with respect to the Company described in paragraph (f) or (g) of the definition of Event of Default in
Section 6.1 of this Agreement has occurred, all principal amounts owed under the Notes then outstanding shall automatically become immediately due and payable, together with (i) accrued and unpaid interest thereon to the date of repayment of principal, (ii) any or all other amounts payable to the holders of the Notes under or in respect of the Notes, and (iii) the Applicable Prepayment Premium.

                  (b) If any other Event of Default has occurred and is continuing, the Majority Holders may at any time at their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable, together with (i) accrued and unpaid interest thereon to the prepayment date, (ii) any or all other amounts payable to the holders of the Notes under or in respect of the Notes, and (iii) the Applicable Prepayment Premium.

            Upon any Notes becoming due and payable under this Section 5.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus all accrued and unpaid interest and any premiums thereon (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

            If any Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under this Section 5.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

      5.2 No Waivers or Election of Remedies, Expenses, etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. The Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all reasonable costs and expenses of such holder incurred in any enforcement or collection under this Article V, including, without limitation, reasonable attorneys fees, expenses and disbursements.

                                   ARTICLE VI

                        DEFINITIONS AND ACCOUNTING TERMS

      6.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

            "Accounts" are all existing and later arising accounts, contract rights, and other obligations owed a Debtor in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by a Debtor and Debtor's Books relating to any of the foregoing.

            "Acquisition" means any purchase by the Company of any Person or all or substantially all of the Assets of any other Person.

            "Affiliate" means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that no Purchaser shall be deemed to be an Affiliate of Company or any of its Affiliates.

            "Agreement" means this Securities Purchase Agreement as from time to time amended and in effect between the parties, including all Exhibits hereto.

            "Allard" means Peter Andrew Allard.

            "Applicable Prepayment Percentage" means 11% initially, declining at a rate of 0.3548 % on the first of each month following the date hereof until December 1, 2006.

            "Applicable Prepayment Premium" means, as of any date of determination, an amount equal to (a) during the period of time from and after the date of the execution and delivery of this Agreement up to November 30, 2006, the Applicable Prepayment Percentage multiplied by the then outstanding principal balance of the Notes (without giving effect to the prepayment to be made on such date), (b) during the period of time from and including December 1, 2006 to the Maturity Date, zero; provided that, in the event of a mandatory prepayment pursuant to Section 1.7(c), the Applicable Prepayment Percentage will be zero.

            "Asset" means any interest in any kind of property or asset, whether real, personal, or mixed, and whether tangible or intangible.

            "Bankruptcy Code" means the United States Bankruptcy Code, as in effect from time to time.

            "Board of Directors" means the board of directors of the Company as constituted from time to time.

            "Business Day" means any day other than a Saturday, Sunday, or any day that either is a legal holiday under the laws of the State of California or is a day on which banking institutions located in such State are authorized or required by law or other governmental action to close.

            "Capital Lease" means leases required to be capitalized in accordance with applicable Statements of Financial Accounting Standards, determined by discounting all such payments at the interest rate determined in accordance with applicable Statements of Financial Accounting Standards.

            "Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor's Ratings Group, a division of The McGraw Hill Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"), (or, if at any time neither such rating service shall be rating such obligations, then from such other nationally recognized rating services acceptable to the Majority Holders), (c) commercial paper maturing no more than 1 year from the date of creation thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody's (or, if at any time neither such rating service shall be rating such obligations, then from such other nationally recognized rating services acceptable to the Majority Holders), (d) certificates of deposit (domestic or eurodollar), bankers' acceptances, or time deposits maturing within 1 year from the date of acquisition thereof issued by commercial banks organized under the laws of the United States of America or any state thereof or the District of Columbia, each having combined capital and surplus of not less than $500,000,000 ("Qualifying Banks"), (e) repurchase agreements and reverse repurchase agreements with Qualifying Banks, provided that the terms of such agreements comply with the guidelines set forth in the Federal Financial Institutions Examination Council Supervisory Policy -- Repurchase Agreements of Depository Institutions with Securities Dealers and Others as adopted by the Comptroller of the Currency on October 31, 1985 (the "Supervisory Policy"), and provided further that possession or control of the underlying securities is established as provided in the Supervisory Policy, and (f) investments in money market funds or money market deposit accounts that invest solely in Cash Equivalents described in clauses (a) through (e) above.

            "Change of Control" shall mean (a) any merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (b) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (for purposes of this definition, a "Person") of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (i) the then outstanding shares of Common Stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (b), the following acquisitions shall not constitute a Change of Control: (i) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or

(ii) any acquisition by any corporation pursuant to a transaction which results in all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such transaction beneficially owning, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such transaction (which shall include, without limitation, a corporation which as a result of such transaction owns all or substantially all of the Company's Assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; (c) any sale of all or substantially all of the Assets of the Company; or (d) the complete liquidation of the Company.

            "Closing Date" means the date on which all of the conditions precedent to the purchase of the Securities by the Purchasers set forth in
Article II herein have been satisfied or waived by the Purchasers in writing; provided that the Closing Date shall not be earlier than May 31, 2004 unless agreed by the Company and each Purchaser.

            "Code" is the California Uniform Commercial Code.

            "Collateral" is the property described on Exhibit A.

            "Commission" means the Securities and Exchange Commission (or any other federal agency administering the securities laws).

            "Common Stock" means the Company's common stock, par value $.001.

            "Company" means PlanetOut Inc., and its permitted successors and assigns.

            "Consolidated" and "consolidating" when used with reference to any term defined herein mean that term as applied to the accounts of the Company and its Subsidiaries consolidated in accordance with GAAP.

            "Contingent Obligation" is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but "Contingent Obligation" does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the

Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

            "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "Controlling" and "Controlled" have meanings correlative thereto.

            "Copyrights" are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

            "Current Liabilities" are the aggregate amount of a Debtor's Total Liabilities which mature within one (1) year.

            "Debtors" means the Company and the Guarantor, collectively, jointly and severally, and "Debtor" means one of them.

            "Debtor's Books" are all of each Debtor's books and records including ledgers, records regarding such Debtor's assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

            "Default Notice" means a Non-Payment Default Notice or a Payment Default Notice.

            "Default Rate" shall mean a rate equal to 8.0 percentage points in excess of the rate otherwise applicable to the amounts evidenced by the Notes.

            "Deferred Revenue" is all amounts received in advance of performance under a contract and not yet recognized as revenue.

            "Disqualified Stock" means any capital stock of the Company which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in whole or in part, on or prior to the Maturity Date.

            "Equipment" is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which a Debtor has any interest.

            "Environmental Claim" means any claim, action, cause of action, investigation of which the Company or any of its Subsidiaries, including any of their respective employees, is aware, or notice (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, regardless of whether owned or operated by the Company, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

            "Environmental Laws" means all Federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

            "Equity Value" means (a) if the Company's stock is listed or admitted to trading on a national securities exchange, the Company's market capitalization as of the date of determination, and (b) at all other times, the Company's valuation as of the closing of the immediately preceding preferred stock financing round, calculated by multiplying the price per share in such round by the then-existing number of shares of Common Stock of the Company issued or issuable (in one or more steps) upon the full conversion or exercise of all convertible securities or other rights to acquire capital stock of the Company.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            An "Event of Default" shall exist if any of the following conditions or events shall occur and be continuing:

            (a) the Company or any Guarantor defaults in the payment of (ii) any principal or premium amount due under any one or more of the Notes when due; or
(ii) any interest due under any one or more of the Notes and such failure continues for a period of 5 days after the date such interest became due; or

            (b) the Company or any Subsidiary (i) defaults in the observance of any covenants contained in Sections 4.1(f) or Section 4.2 or (ii) defaults in the observance of any other covenants contained in this Agreement or any of the other Financing Documents (other than a covenant that is dealt with elsewhere in this definition) and such default continues unremedied 30 days after written notice thereof is sent to the Company; or

            (c) the Company or any Subsidiary defaults (after any applicable grace period) in the payment of any principal or interest or any other amount in respect of (i) Indebtedness (other than the Notes) of the Company with an aggregate amount outstanding in excess of $250,000, the effect of which default is (A) to cause or permit the holder or holders of such indebtedness, irrespective of whether exercised, to accelerate the maturity of the obligations thereunder, or (B) to cause the termination of the agreement or instrument evidencing such Indebtedness; or

            (e) a final judgment or final order of a court of competent jurisdiction for the payment of money aggregating in excess of $250,000 (in excess of the amount covered by insurance) is rendered against the Company or its Subsidiary which judgment or order remains uncontested, unappealed, unpaid, unstayed for a period of 60 days; or

            (f) any representation or warranty in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made; or

            (g) the Company or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

            (h) an involuntary case or other proceeding shall be commenced against the Company or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or

            (i) any holder or group of holders having the right to demand redemption or repurchase by the Company of all or part of a series of preferred stock of the Company shall make a demand on the Company for such redemption or repurchase and such demand shall not have been rescinded within ten (10) days of the date of such demand.

            "Financing Documents" shall have the meaning set forth in Section
3.2.

            "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

            "Guaranties" means those certain guaranties, debentures or other similar agreements executed by any Guarantor in favor of the Purchasers, which are in form and substance satisfactory to the Purchasers.

            "Guarantor" means PlanetOut USA Inc. and the "Guarantors" means the Guarantor and any other Subsidiary of the Company that executes a Guaranty of the Obligations.

            "Indebtedness" means with respect to any Person, the aggregate amount of, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments, (d) all obligations with respect to Capital Leases, (e) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (f) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables aged less than 90 days),
(g) all obligations or liabilities of others secured by a lien on any Asset of such Person, whether or not such obligation or liability is assumed, and (h) all obligations or liabilities of others of the types set forth in clauses (a) through (g) above guaranteed by such Person.

            "Initial Public Offering" means the sale to the public in an underwritten public offering pursuant to a registration statement filed with and declared effective by the Commission under the Securities Act of Common Stock, such offering to be conducted by a nationally recognized investment banking firm.

            "Insolvency Proceeding" are proceedings by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

            "Intellectual Property" is:

            (a) Copyrights, Trademarks, Patents, and Mask Works including amendments, renewals, extensions, and all licenses or other rights to use and all license fees and royalties from the use;

            (b) Any trade secrets and any intellectual property rights in computer software and computer software products now or later existing, created, acquired or held;

            (c) All design rights which may be available to a Debtor now or later created, acquired or held;

            (d) Any claims for damages (past, present or future) for infringement of any of the rights above, with the right, but not the obligation, to sue and collect damages for use or infringement of the intellectual property rights above;

            All proceeds and products of the foregoing, including all insurance, indemnity or warranty payments.

            "Inventory" is present and future inventory in which a Debtor has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of a Debtor, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

            "Investment" means, with respect to any Person, any investment by such Person in any other Person (including affiliates) in the form of loans, guarantees, advances, or capital contributions, purchases or other acquisitions for consideration of indebtedness or stock, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

            "Key Employee" means the President, chief executive officer and chief financial officer.

            "Lien" means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any Asset of such Person (including in the case of stock, stockholders' agreements, voting trust agreements and all similar arrangements).

            "Majority Holders" means, as of any date of determination, the holders of at least a majority of the unpaid principal amount of the Notes then outstanding.

            "Material Adverse Effect" shall have the meaning set forth in
Section 3.1.

            "Materials of Environmental Concern" means chemicals, pollutants, contaminants, industrial, toxic or hazardous wastes, substances or constituents, petroleum and petroleum products (or any by-product or constituent thereof), asbestos or asbestos-containing materials, or PCBs.

            "Maturity Date" means January 18, 2007.

            "Mask Works" are all mask works or similar rights available for the protection of semiconductor chips, now owned or later acquired.

            "Monthly Payment Date" means the first day of each month, provided that, if in any month the first day of such month is not a Business Day, the Monthly Payment Date for such month shall be the last Business Day of the prior month.

            "Non-Payment Blockage Period" means, with respect to any Non-Payment Default Event, the period from and including the date of receipt by Allard of a Non-Payment Default Notice relating thereto until the first to occur of (a) the 180th day after receipt of such Non-Payment Default Notice; provided, however, that if, on or before such date, the holders of the Senior Indebtedness have (i) accelerated the Senior Indebtedness, and (ii) have commenced and diligently and in good faith are pursuing a judicial proceeding to collect the Senior Indebtedness or have given notice of a non-judicial sale of collateral securing the

Senior Indebtedness and diligently are pursuing such non-judicial remedies to effect the foreclosure and sale of such collateral, then such period shall continue unless and until the holders of the Senior Indebtedness rescind such acceleration in writing, abandon, terminate, or fail diligently to pursue such judicial proceeding, or abandon, terminate, or fail diligently to pursue such non-judicial remedies to realize upon their collateral, (b) the date on which the holders of the Senior Indebtedness shall have expressly waived or acknowledged the cure of such Non-Payment Default Event, in each case, in writing, or (c) the date on which the holders of the Senior Indebtedness shall expressly and irrevocably waive the application of Section 8.2.2 hereof in writing.

            "Non-Payment Default Event" has the meaning specified in Section
8.2.2 hereof.

            "Non-Payment Default Notice" means a written notice from or on behalf of the holders of the Senior Indebtedness of the existence of a Non-Payment Default Event and specifically designating such notice as a "Non-Payment Default Notice."

            "Non-U.S. Person" has the meaning specified in Section 1.6(b).

            "Note" or "Notes" shall have the meaning set forth in Section 1.1.

            "Obligations" means (a) all loans, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), liabilities, obligations, charges, costs, expenses (including any expenses that, but for the provisions of the Bankruptcy Code, would have accrued), guaranties, covenants, and duties of any kind and description owing by the Company to the Purchasers pursuant to or evidenced by the Financing Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all expenses that the Company is required to pay or reimburse by the Financing Documents, by law, or otherwise.

            "Optional Prepayment Date" shall have the meaning set forth in
Section 1.7(b).

            "Patents" are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

            "Payment Blockage Period" means, with respect to any Payment Default Event, the period from and including the date of receipt by Allard of a Payment Default Notice relating thereto until the first to occur of (a) the 360th day after receipt of such Payment Default Notice; provided, however, that if, on or before such date, the holders of the Senior Indebtedness have (i) accelerated the Senior Indebtedness, and (ii) have commenced and diligently and in good faith are pursuing a judicial proceeding to collect the Senior Indebtedness or have given notice of a non-judicial sale of collateral securing the Senior Indebtedness and diligently are pursuing such non-judicial remedies to effect the foreclosure and sale of such collateral, then such period shall continue unless and until the holders of the Senior Indebtedness rescind such acceleration in writing, abandon, terminate, or fail diligently to pursue such judicial proceeding, or abandon, terminate, or fail to diligently pursue such non-judicial remedies upon their collateral, (b) the date on which the holders of the Senior Indebtedness shall have expressly waived or acknowledged the cure of such Payment Default Event, in each case in writing, or (c) the date on which the holders of the Senior Indebtedness shall expressly and irrevocably waive the application of
Section 8.2.1 hereof, in writing.

            "Payment Default Event" has the meaning specified in Section 8.2.1 hereof.

            "Payment Default Notice" means a written notice from or on behalf of the holders of the Senior Indebtedness of the existence of a Payment Default Event and specifically designating such notice as a "Payment Default Notice."

            "Permitted Acquisition" means an Acquisition so long as (a) no Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition, (b) the Assets being acquired, or the Person whose stock is being acquired, are useful in or engaged in, as applicable, the business of the Company and its Subsidiaries or a business reasonably related thereto, (c) the Company has provided to the Purchasers prior written notice thereof not less than 30 days prior to the anticipated closing date of the proposed Acquisition together with such documentation that the Purchasers may reasonably request demonstrating that after giving effect to the subject Acquisition, the Company and its Subsidiaries would not suffer a Material Adverse Effect, (d) the total consideration payable by the Company and its Subsidiaries in connection with the proposed Acquisition does not exceed (i) for an acquisition to be consummated prior to an Initial Public Offering, $15 million, or (ii) for an Acquisition consummated after an Initial Public Offering 20.0% of the Equity Value of the Company and its Subsidiaries, and (e) after giving effect to the proposed Acquisition, the total consideration paid by the Company and its Subsidiaries in connection with all Permitted Acquisitions does not exceed (i) for an acquisition to be consummated prior to an Initial Public Offering, $20 million, or (ii) for an Acquisition consummated after an Initial Public Offering 40.0% of the Equity Value of the Company and its Subsidiaries.

            "Permitted Indebtedness" shall mean and include (a) Indebtedness of the Company with respect to the Notes, (b) Indebtedness existing on the date hereof and set forth on the Disclosure Schedule, (c) Indebtedness of the Company or a Guarantor to the Company or any other Guarantor, (d) Indebtedness secured by a Lien permitted under clause (n) of the definition of Permitted Liens in an aggregate amount not to exceed $2,000,000 during the period ending December 31, 2004, and $4,000,000 thereafter, (e) Indebtedness of a Subsidiary constituting Permitted Subsidiary Investments, (f) Senior Indebtedness in amount not to exceed $3,000,000; and (g) other Indebtedness aggregating not in excess of $500,000 at any time.

            "Permitted Liens" means the following types of Liens: (a) Liens for taxes, assessments, or governmental charges or claims the payment of which is not at the time required by Section 4.1(a) hereof; (b) statutory Liens of landlords and depository institutions and Liens of carriers, warehousemen, mechanics, materialmen, and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith by appropriate proceedings diligently pursued; provided, however, that the Company or its Subsidiary shall have made such reserve or other provisions therefor as may be required by GAAP; (c) Liens (other than any Liens imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts or permits, performance and return-of-money bonds, and other similar obligations (exclusive of obligations for the payment of borrowed money); (d) easements, rights-of-way, zoning, and similar restrictions and other encumbrances affecting real property that do not in any case materially interfere with the ordinary conduct of the business of the Company, or any of its Subsidiaries; (e) leases or subleases, not otherwise prohibited by this Agreement, granted to others not interfering in any material respect with the business of the Company or any of its Subsidiaries; (f) Liens arising from filing UCC financing statements regarding operating leases; (g) any interest or title of a lessor under any lease permitted by this Agreement (including any Lien granted by such lessor on the assets of such lessor) under which the Company or any of its Subsidiaries is lessee; (h) Liens existing on the date hereof, that are set forth on Exhibit P-1 attached hereto and renewals and extensions thereof; (i) Liens in the nature of the subordination of the leasehold interest of the Company or any of its Subsidiaries in any real property to a mortgage or comparable Lien upon such real property; (j) Liens in favor of customs and revenue authorities to secure the payment of customs duties in connection with the importation of goods in the ordinary course of business and other similar Liens arising in the ordinary course of business; (k) Liens in favor of a trustee under any indenture securing commercially reasonable amounts relating to fees due to the trustee in connection with its services under such indenture; (l) Liens arising by virtue of common law, statutory or contractual provisions relating to bankers' liens, rights of set-off or similar rights and remedies as to deposit accounts or securities accounts maintained in the ordinary course of business; (m) licensing agreements executed by the Company or any of its Subsidiaries as licensor for the use of intellectual property entered into in the ordinary course of business and consistent with past practice; (n) Liens upon any equipment acquired by the Company after the date hereof, provided, that the Lien (i) attaches within 90 days after the date on which the Company obtains possession of such equipment,
(ii) attaches solely to the equipment so acquired, and (iii) only secures the purchase price thereof, or the obligations under a Capital Lease therefor, and the purchase price of, or the Capital Lease obligations relating to, other equipment similarly secured; (o) Liens securing Senior Indebtedness; and (p) any extension, renewal, or replacement (or successive extensions, renewals, or replacements), in whole or in part, of any Lien referred to in the foregoing clauses, provided, that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed, or replaced (plus improvements on such property).

            "Permitted Subsidiary Investments" means (i) Investments by the Company in its Subsidiaries that are not Guarantors existing on the date hereof and (ii) additional Investments by the Company in such Subsidiaries which, taken as a whole, do not exceed $500,000 in the aggregate in any fiscal year.

            "Permitted Transactions" means (a) any merger, consolidation, or reorganization (i) between any solvent wholly-owned Subsidiary of the Company and the Company or a Guarantor so long as the Company or such Guarantor, as applicable, is the surviving entity in such transaction, or (ii) between any two Guarantors, and (b) any transfer of Assets (i) by the Company to any Guarantor, or (ii) by any Subsidiary of the Company to the Company or a Guarantor.

            "Person" means an individual, corporation, partnership, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

            "Purchaser" and "Purchasers" shall have that meaning attributable to those words in Section 1.3 of this Agreement.

            "Quick Assets" is, on any date, the Company's consolidated, unrestricted cash, cash equivalents, net billed accounts receivable, as determined according to GAAP.

            "Quick Ratio" is, on any date, the Company's Quick Assets divided by: (i) Current Liabilities minus (ii) Deferred Revenue minus (iii) any portion of the Obligations that is Current Liabilities plus (iv) any portion of outstanding Senior Indebtedness that is not Current Liabilities.

            "Regulation S" means Regulation S under the Securities Act.

            "Rights Agreement" means that certain Amended and Restated Investors' Rights Agreement, dated as of February 27, 2002, as amended, among the Company and such other Persons identified on the signature pages thereof, in form and substance satisfactory to the Purchasers.

            "Scheduled Payment" has the meaning specified in Section 8.2.1 hereof.

            "Scheduled Payment Date" has the meaning specified in Section 8.2.1 hereof.

            "Securities" shall have the meaning set forth in Section 1.1 of this Agreement.

            "Securities Act" means the Securities Act of 1933, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

            "Security Agreement" means the security agreement among the Company and the Purchasers dated the date hereof.

            "Senior Indebtedness" means all Indebtedness (including reimbursement obligations in respect of letters of credit) of the Company under the Senior Lender Loan Documents in an amount not to exceed $3,000,000.

            "Senior Lender Loan Documents" means a credit agreement and other related agreements, documents and instruments, entered into with a bank or other institutional commercial lender, which are in form and substance reasonably satisfactory to Purchasers, with respect to Indebtedness (including for purposes of this definition any contingent obligations under Surety Instruments) in an aggregate principal amount, not in excess of $3,000,000 at any one time.

            "Standstill Period" means, with respect to any Payment Default Event or Non-Payment Default Event, the period from and including the date of receipt by Allard of a Default Notice relating thereto until the first to occur of (a) the 100th day after receipt of such Default Notice, (b) the date on which the holders of the Senior Indebtedness shall have expressly waived or acknowledged the cure of such Payment Default Event or Non-Payment Default Event, in each case, in writing, (c) the date on which there is commenced, either by or against the Company or any of its Subsidiaries, any Insolvency Proceeding, and (d) the date on which the holders of the Senior Indebtedness shall expressly and irrevocably waive the application of Sections 8.2.1 and 8.2.2 hereof in writing.

            "Subordinated Debt" means Indebtedness, the terms and conditions of which (including the subordination provisions applicable thereto) are acceptable to the Majority Holders.

            "Subordinated Obligations" has the meaning specified in Article 8 hereof.

            "Subsidiary" or "Subsidiaries" means any corporation, partnership, trust or other entity of which the Company and/or any of its other Subsidiaries (as herein defined) directly or indirectly owns at the time a majority of the outstanding shares of every class of equity securities of such corporation, partnership, trust or other entity.

            "Surety Instruments" shall mean all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

            "Tangible Net Worth" is, on any date, the consolidated total assets of Company and its Subsidiaries minus, (a) any amounts attributable to (i) goodwill and (ii) intangible items such as unamortized debt discount and expense, Patents, trade and service marks and names, Copyrights and research and development expenses except prepaid expenses, minus (b) Total Liabilities, plus
(c) the Obligations, plus (d) the amount of any non-cash equity-based compensation expense.

            "Total Liabilities" is on any day, obligations that should, under GAAP, be classified as liabilities on Company's consolidated balance sheet, including all Indebtedness.

            "Trademarks" are trademark and servicemark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Assignor connected with the trademarks.

            "Transfer" means the sale, pledge, assignment, or other transfer of the Securities, in whole or in part, and of the rights of the holder thereof with respect thereto and under this Agreement.

            "Transferee" means any direct or indirect transferee of all or any part of any Securities permitted under Section 7.2 hereof.

            "Warrant" shall have the meaning attributable to it in Section 1.1 of this Agreement.

            "Warrant Shares" shall have that meaning attributable to it in
Section 1.2 of this Agreement.

      6.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistently applied, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

      6.3 Knowledge. All references to the actual knowledge or awareness of the Company and its Subsidiaries shall mean the knowledge of any director or Key Employee of the Company or any of its Subsidiaries after reasonable inquiry and investigation.

                                  ARTICLE VII

            FORM, REGISTRATION, TRANSFER AND EXCHANGE OF SECURITIES;

                                LOST SECURITIES

      7.1 Generally

            The Company shall keep at its principal office a register in which the Company shall provide for the registration of the Securities and of Transfers of the Securities. Upon surrender for registration of Transfer of any Security at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Securities of like tenor and of a like aggregate principal amount or number of Warrant Shares, as applicable, which Securities shall be registered in the name of such Transferee or Transferees. At the option of the holder of any Security, such Security may be exchanged for Securities of like tenor and of differing denominations, of a like aggregate principal amount or number of Warrant Shares, as applicable, upon surrender of the Security to be exchanged at the principal office of the Company. Whenever any Securities are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Securities that the holder making the exchange is entitled to receive. Every Security surrendered for registration of Transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Security or such holder's attorney duly authorized in writing. Any Security or Securities issued in exchange for any Security or upon Transfer thereof shall carry the rights carried by the Security so exchanged or transferred (including without limitation, any rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange). Upon receipt of written notice from the holder of any Security and, in the case of any such loss, theft, or destruction, upon receipt of any unsecured indemnity agreement, or other indemnity reasonably satisfactory to the Company from such holder, or in the case of any such mutilation, upon surrender and cancellation of such Security, the Company will make and deliver a new Security, of like tenor, in lieu of the lost, stolen, destroyed, or mutilated Security. Notwithstanding this
Section 7.1, (i) the Company shall refuse to register any transfer of the Securities or the Warrant Shares not made in accordance with Regulation S pursuant to registration under the Securities Act or pursuant to an available exemption from registration, (ii) the Notes will not be exchangeable until the expiration of 40 days after the Closing Date and thereafter only upon certification of beneficial ownership of the Notes by a Non-U.S. person or a U.S. person who purchased the Notes in a transaction that did not require registration under the Securities Act and (iii) the transfer of the Notes may be effected only through the actual surrender of the Notes and the re-issuance of the Notes by the Company to the tranferee.

      7.2 Other Transfer Conditions. Any holder of a Security may make a Transfer to any Person provided (i) such Transfer is made only in accordance with the provisions of Regulation S under the Securities Act, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration and otherwise in compliance with applicable federal, state and foreign securities laws, (ii) such holder of a Security has provided the Company with such information as to such Purchaser's compliance with applicable securities laws as reasonably may be requested by the Company, including an opinion of counsel if reasonably requested by the Company (provided that no opinion of counsel shall be required if the Transfer complies with Rule 144 of the Act), (iii) such Transfer is in compliance with Section 7.1 above, and (iv) such proposed Transferee is not a direct competitor of the Company. The Company shall cooperate with any such Transfer including providing such information to any holder of a Security or such holder's proposed Transferee as, in the reasonable opinion of counsel to the transferor, may be necessary to satisfy the requirements of Rule 144A of the Securities Act in connection with any Transfer to a `Qualified Institutional Buyer' under such rule. Upon any transfer, the Transferee shall, to the extent of such Transfer, be entitled to exercise the rights of the Purchaser making such Transfer and shall thereafter be deemed a "Purchaser" under this Agreement.

      7.3 Further Assurances. The Company shall, from time to time at the request of a Purchaser, execute and deliver to such Purchaser or to such party or parties as such Purchaser may designate, all further instruments as may, in such Purchaser's reasonable opinion, be necessary or advisable to give full force and effect to any Transfer and shall provide to Purchaser or to such party or parties as such Purchaser may designate all such information as such Purchaser reasonably may request.

                                  ARTICLE VIII

                           SUBORDINATION OF THE NOTES

      8.1 Anything in this Agreement or the Notes to the contrary notwithstanding, Purchaser and each Transferee of a Note by its acceptance of a Note agrees that the Indebtedness evidenced by this Agreement and the Notes and any guarantee of payment with respect thereto, including the payment of principal, premium, or interest on the Notes and any other Indebtedness, obligations or liabilities, now existing or hereafter created, arising under or in connection with this Agreement, the Financing Documents, and the Notes, including all expenses, fees, interest, and other amounts now or hereafter payable hereunder or thereunder (all of the foregoing, the "Subordinated Obligations") are and shall be subordinate and junior, to the extent set forth below, and subject in right of payment to the prior payment in full of all Senior Indebtedness.

      8.2 The expression "payment in full" or "paid in full" or any similar term or phrase when used in this Article 8 with respect to Senior Indebtedness shall mean the payment in full of all such Senior Indebtedness in cash and the termination of all financing commitments, or, in the case of Senior Indebtedness consisting of contingent obligations in respect of letters of credit or other reimbursement obligations, the setting apart of cash sufficient to discharge such portion of Senior Indebtedness in an account for the exclusive benefit of the holders thereof, in which account such holders shall be granted by Company a first priority perfected security interest in a manner reasonably acceptable to such holders.

            8.2.1 If (a) Company or any of its Subsidiaries shall default in the payment of any Senior Indebtedness (whether principal, interest, or other payment) when the same becomes due and payable, whether at maturity or at a date fixed for scheduled payment or by declaration or acceleration or otherwise (a "Payment Default Event"), and (b) Allard shall have received a Payment Default Notice, then Company shall not make, and shall not permit any of its Subsidiaries to make, and no holder of the Subordinated Notes shall accept or receive any direct or indirect payment or distribution of any kind or character (whether in cash, securities, Assets, by set-off, or otherwise) on account of the Subordinated Obligations during the Payment Blockage Period applicable to such Payment Default Event; provided, however, that in the case of any payment on or in respect of any Subordinated Obligation that would (in the absence of any such Payment Default Notice) have been due and payable on any date (a "Scheduled Payment Date") during such Payment Blockage Period, the provisions of this Section 8.2.1 shall not prevent the making of such payment (a "Scheduled Payment") on or after the date immediately following the termination of such Payment Blockage Period. The foregoing provisions of this subsection to the contrary notwithstanding, the failure by Company to make a Scheduled Payment on a Scheduled Payment Date during a Payment Blockage Period shall nevertheless constitute an Event of Default. If (i) Allard shall have received a Payment Default Notice from or on behalf of the holders of the Senior Indebtedness, and
(ii) no Payment Default Notice or Non-Payment Default Notice shall have been given within the 360-day period immediately preceding the giving of such Payment Default Notice, then each holder of the Notes during the Standstill Period applicable thereto shall be prohibited from accelerating the Indebtedness evidenced thereby and shall be prohibited from enforcing any of their default remedies (other than the imposition of a default rate of interest, but including the right to accelerate such Indebtedness and exercise set-off rights) with respect thereto (including any right to sue Company or any of its Subsidiaries, to exercise remedies under the Security Documents, or to file or participate in the filing of an involuntary bankruptcy petition against Company or any of its Subsidiaries) until such Standstill Period shall cease to be in effect; provided, however, that if a holder of a Note had initiated an enforcement action prior to the commencement of such Standstill Period at a time when such holder was entitled to do so, then such holder shall not be prevented during such Standstill Period from taking those steps, but no others, with respect to such pending enforcement action as are required by a mandatory provision of law. Each holder of the Notes, upon the termination of any Standstill Period applicable thereto, may, at its sole election, exercise any and all remedies (including the acceleration of the maturity of the Notes) available to it under this Agreement, the Notes, or applicable law.

In the event that, notwithstanding the foregoing, Company or any of its Subsidiaries shall make any payment to any holder of the Notes prohibited by the foregoing provisions of this Section 8.2.1, then and in such event such payment shall be segregated by such holder and held in trust for the benefit of and immediately shall be paid over to the holders of the Senior Indebtedness or the agent for such holders (in the same form received, with all necessary endorsements) for application against the Senior Indebtedness remaining unpaid until the Senior Indebtedness is paid in full. Any Payment Default Notice shall be deemed received by Allard upon the earlier of: (x) the date of actual receipt by Allard of such Payment Default Notice in writing, or (y) the date on which the holder of the Senior Indebtedness or the agent for the holders of the Senior Indebtedness, as applicable, shall have telephonically notified Allard of the occurrence of a Payment Default Event and indicated that it was sending a written Payment Default Notice to Allard, which such Payment Default Notice may be sent by messenger, over-night courier service, telefacsimile, or certified mail return receipt requested, but if such written Payment Default Notice is not received by Allard within 2 Business Days of the date of the telephonic notice then such Payment Default Notice shall be deemed never to have been given.

            8.2.2 Except under circumstances when the terms of Sections 8.2.1 or
8.2.4 are applicable, if (i) an event of default shall have occurred and be continuing under the Senior Loan Documents (a "Non-Payment Default Event"), and
(ii) the Allard shall have received a Non-Payment Default Notice, then Company shall not make, and shall not permit any of its Subsidiaries to make, and no holder of the Notes shall accept or receive any direct or indirect payment or distribution of any kind or character (whether in cash, Assets, securities, by set-off, or otherwise) on account of the Subordinated Obligations during the Non-Payment Blockage Period applicable to such Non-Payment Default Event; provided, however, that in the case of any Scheduled Payment on or in respect of any Subordinated Obligation that would (in the absence of any such Non-Payment Default Notice) have been due and payable on any Scheduled Payment Date during such Non-Payment Blockage Period, the provisions of this Section 8.2.2 shall not prevent the making of such Scheduled

Payment on or after the date immediately following the termination of such Non-Payment Blockage Period. The foregoing provisions of this Section 8.2.2 to the contrary notwithstanding, the failure by Company to make a Scheduled Payment on a Scheduled Payment Date during a Non-Payment Blockage Period shall nevertheless constitute an Event of Default. If (i) Allard shall have received a Non-Payment Default Notice from or on behalf of the holders of the Senior Indebtedness, and (ii) no Payment Default Notice or Non-Payment Default Notice shall have been given within the 360-day period immediately preceding the giving of such Non-Payment Default Notice, then each holder of the Notes, during the Standstill Period applicable thereto, shall be prohibited from accelerating the Indebtedness evidenced thereby and shall be prohibited from enforcing any of its default remedies (other than the imposition of a default rate of interest, but including the right to accelerate such Indebtedness and exercise set-off rights) with respect thereto (including any right to sue Company or any of its Subsidiaries, to exercise remedies under the Security Documents, or to file or participate in the filing of an involuntary bankruptcy petition against Company or any of its Subsidiaries) until such Standstill Period shall cease to be in effect; provided, however, that if a holder of a Note had initiated an enforcement action prior to the commencement of such Standstill Period at a time when such holder was entitled to do so, then such holder shall not be prevented during such Standstill Period from taking those steps, but no others, with respect to such pending enforcement action as are required by a mandatory provision of law. Each holder of the Subordinated Notes, upon the termination of any Standstill Period applicable thereto, may, at its sole election, exercise any and all remedies (including the acceleration of the maturity of the Notes) available to it under this Agreement or applicable law.

In the event that, notwithstanding the foregoing, Company or any of its Subsidiaries shall make any payment to any holder of the Notes prohibited by the foregoing provisions of this Section 8.2.2, then and in such event such payment shall be segregated by such holder and held in trust for the benefit of and immediately shall be paid over to the holders of the Senior Indebtedness or the agent for such holders (in the same form received, with any necessary endorsements) for application against the Senior Indebtedness remaining unpaid until the Senior Indebtedness is paid in full. Any Non-Payment Default Notice shall be deemed received by Allard upon the earlier of: (x) the date of actual receipt by Allard of such Non-Payment Default Notice in writing, or (b) the date on which the holder of the Senior Indebtedness or the agent for the holders of the Senior Indebtedness, as applicable, shall have telephonically notified Allard of the occurrence of a Non-Payment Default Event and indicated that it was sending a written Non-Payment Default Notice to Allard, which such Non-Payment Default Notice may be sent by messenger, over-night courier service, telefacsimile, or certified mail return receipt requested, but if such written Non-Payment Default Notice is not received by Allard within 2 Business Days of the date of the telephonic notice then such Non-Payment Default Notice shall be deemed never to have been given.

            8.2.3 Anything contained in Section 8.2.1 or 8.2.2 to the contrary notwithstanding: (a) no holder of a Note shall exercise any of its default remedies (other than the imposition of a default rate of interest, but including any judicial or non-judicial action to accelerate or enforce the Indebtedness evidenced thereby, any exercise of remedies under the Security Documents, any exercise of set-off rights, and any right to sue Company or any of its Subsidiaries or to file or participate in the filing of an involuntary bankruptcy petition against Company or any of its Subsidiaries) with respect to an Event of Default prior to 10 Business Days after the receipt by or on behalf of the holders of the Senior Indebtedness of a written notice from Allard stating that an Event of Default has occurred and is continuing, specifying in reasonable detail the nature of such Event of Default, and specifically designating such notice as a "Junior Default Notice"; and (b) the aggregate number of days that any holder of the Notes shall be subject to one or more Non-Payment Blockage Periods shall not exceed 180 days in any 360 consecutive day period, provided, however, that if the Senior Indebtedness is accelerated, and the holders of the Senior Indebtedness have commenced and diligently and in good faith are pursuing a judicial proceeding to collect the Senior Indebtedness or diligently and in good faith are pursuing non-judicial remedies to effect the foreclosure and sale of the collateral securing the Senior Indebtedness, then, in any such case, any applicable Non-Payment Blockage Period may continue beyond the maximum number of days set forth in this clause
(b) unless and until the holders of the Senior Indebtedness rescind such acceleration in writing, or abandon, terminate, or fail diligently to pursue such judicial or non-judicial remedies.

            8.2.4 In the event of (a) the institution of any insolvency, bankruptcy, liquidation, reorganization, or other similar proceedings, or any receivership proceedings in connection therewith, relative to Company, its Subsidiaries, or their property, (b) any proceedings for voluntary liquidation, dissolution, or other winding up of Company or any of its Subsidiaries, whether involving insolvency or bankruptcy proceedings, or (c) an assignment for the benefit of creditors, or an arrangement, adjustment, composition or relief of Company or any of its Subsidiaries or their respective debts or any marshaling of the assets of Company or any of its Subsidiaries, then, in each case, (i) all Senior Indebtedness shall first be paid in full before any payment is made by or on behalf of Company or any of its Subsidiaries on the Subordinated Obligations;
(ii) any payment or distribution of any kind or character (whether in cash, securities, Assets, by set-off, or otherwise) to which the holders of the Notes would be entitled but for the provisions of this Section 8.2.4 (including, without limitation, any payment or distribution which may be payable or deliverable to such holders by reason of the payment of any other Indebtedness of Company or its Subsidiaries being subordinated to payment of the Subordinated Obligations) shall be paid or delivered by the Person making such payment or distribution, whether a trustee in bankruptcy, a receiver, a liquidating trustee, or otherwise, directly to the agent or other representative of the holders of the Senior Indebtedness, for the benefit of the holders of the Senior Indebtedness, as their interest may appear, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid; provided, however, that no such delivery of stock or obligations that are issued pursuant to a plan of reorganization pursuant to applicable bankruptcy law shall be required to be made to the agent or other representative of the holders of the Senior Indebtedness, if such stock or obligations are subordinate and junior at least to the extent provided in this Article 8 to the payment of all Senior Indebtedness then outstanding and to the payment of any stock or obligations which are issued in exchange or substitution for any Senior Indebtedness then outstanding. In the event that, in the circumstances contemplated by this
Section 8.2.4, and notwithstanding the foregoing provisions of this Section 8.2.4 (but after giving effect to the proviso in this Section), the holders of the Notes shall have received any such payment or distribution of any kind or character (whether in cash, securities, Assets, by setoff, or otherwise) that they are not entitled to receive by the foregoing provisions, before all Senior Indebtedness is paid in full, then and in such event such payment or distribution shall be segregated and held in trust for the benefit of and immediately shall be paid over to the agent or other representative of the holders of the Senior Indebtedness, for the benefit of the holders of the Senior Indebtedness, as their interest may appear, for application against the payment of all Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full.

            8.2.5 If the holders of the Notes do not file a proper claim or proof of debt or other document or amendment thereof in the form required in any proceeding under the Bankruptcy Code prior to 30 days before the expiration of time to file such claim or other document or amendment thereof, then the agent or other representative of the holders of the Senior Indebtedness shall have the right (but not the obligation) in such proceeding, and hereby irrevocably is appointed lawful attorney of the holders of the Notes for the purpose of enabling the agent or other representative of the holders of the Senior Indebtedness to demand, sue for, collect, receive and give receipt for the payments and distributions in respect of the Subordinated Obligations that are made in such proceeding and that are required to be paid or delivered to the holders of the Senior Indebtedness as provided in Section 8.2.4, and to file and prove all claims therefor and to execute and deliver all documents in such proceeding in name of the holders of the Notes or otherwise in respect of such claims, as the agent or other representative of the holders of the Senior Indebtedness reasonably may determine to be necessary or appropriate.

      8.3 Lien Subordination.

            8.3.1 Purchasers hereby acknowledge and agree that (i) any Liens in their favor in and to the Assets of the Company and the Guarantor shall under all circumstances be junior in priority and subordinated to the Liens granted at any time and from time to time pursuant to the Senior Lender Loan Documents and that the Purchasers shall have no claim to or in respect of such Assets, or any proceeds or realization of such Assets, on a parity with or prior to the claim of the holders of the Senior Indebtedness or any agent on behalf thereof, (ii) any Lien at any time granted to or otherwise obtained by the holders of the Senior Indebtedness or any agent on behalf thereof with respect to such Assets shall have priority over, and shall be senior to, any Lien therein at any time granted to or otherwise obtained by the Purchasers, and (iii) until the Senior Indebtedness have been paid in full, the exercise of rights and remedies in respect of the Liens granted to the Purchasers under the Security Documents and applicable law shall be limited to the extent set forth in, and shall be governed by this Agreement.

            8.3.2 The priority agreement set forth above in Section 8.3.2 shall be applicable irrespective of the order, time or method of the creation, attachment, or perfection of the Permitted Liens granted pursuant to the Senior Lender Loan Documents, or the order or time of filing or recordation of any document or instrument for perfecting such Permitted

Liens, and notwithstanding any conflicting terms or conditions that may be contained in the Security Documents.

      8.4 No right of any present or future holder of Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of Company or any of its Subsidiaries, or by any non-compliance by Company or any of its Subsidiaries or by any holder of any Note with the terms, provisions, and covenants of this Agreement or the Notes, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

Without in any way limiting the generality of the foregoing paragraph, the holders of the Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the holders of the Notes, without incurring responsibility to the holders of the Notes, and without impairing or releasing the subordination provided in this Article 8 or the obligations of the holders of the Notes to the holders of the Senior Indebtedness, do any one or more of the following: (a) change the manner, place, or terms of payment (including any change in the rate of interest) or extend the time of payment of, or renew, amend, modify, alter, or grant any waiver or release with respect to, or consent to any departure from, any Senior Indebtedness or any instrument evidencing the same or any agreement evidencing, governing, creating, guaranteeing or securing any Senior Indebtedness; (b) sell, exchange, release, or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (c) release any Person liable under or in respect of the Senior Indebtedness; (d) fail or delay in the perfection of Liens securing the Senior Indebtedness; (e) exercise or refrain from exercising any rights against Company and any other Person; or (f) amend, or grant any waiver or release with respect to, or consent to any departure from, any guarantee for all or any of the Senior Indebtedness.

      8.5 The provisions of this Article 8 are for the purpose of defining the relative rights of the holders of Senior Indebtedness on the one hand, and the holders of the Notes on the other hand, and nothing herein shall impair, as between Company and the Guarantor, on the one hand, and the holders of the Notes, on the other hand, the obligation of Company and the Guarantor, which is unconditional and absolute, to pay to the holders thereof the principal thereof and premium, if any, and interest thereon in accordance with their terms and the provisions hereof, nor shall anything herein prevent the holders of the Notes from exercising all remedies otherwise permitted by applicable law or hereunder upon default hereunder or under the Notes (including the right to demand payment and sue for performance hereof and of the Notes and to accelerate the maturity thereof), subject to the rights, if any, of holders of Senior Indebtedness under this Agreement. Upon payment in full of the Senior Indebtedness and the termination of all obligations of the holders of the Senior Indebtedness under the Senior Lender Loan Documents, the holders of the Notes shall be subrogated to the rights of the holders of the Senior Indebtedness to receive payments or distributions of Assets of Company or any of its Subsidiaries made on Senior Indebtedness (and any security therefor) until the Subordinated Obligations shall be paid in full, and, for the purposes of such subrogation, no payments to the holders of Senior Indebtedness of any cash, Assets, or obligations to which the holders of the Notes would be entitled except for the provisions of

Section 8.4 above shall, as between Company and its Subsidiaries, their respective creditors (other than the holders of the Senior Indebtedness), and the holders of the Notes, be deemed to be a payment by Company or any of its Subsidiaries to or on account of Senior Indebtedness.

      8.6 The agreements contained in this Article 8 shall continue to be effective or shall be automatically reinstated, as the case may be, if at any time any payment (or any part of any payment) on the Senior Indebtedness shall be returned by any holder of Senior Indebtedness: (a) under any state or federal law upon or following the insolvency, bankruptcy, or reorganization of Company or any of its Subsidiaries or otherwise; or (b) by reason of any settlement or compromise of any claim against such holder for repayment or recovery of any amount on account of any Senior Indebtedness; in each case, as though such payment had not been made.

      8.7 The foregoing provisions of this Article 8 shall constitute a continuing offer to all Persons who, in reliance upon such provisions, become holders of Senior Indebtedness, and such provisions are made for the benefit of, and may be enforced directly by, holders of Senior Indebtedness, who hereby are expressly stated to be intended beneficiaries of this Article 8, notwithstanding any rescission of this Agreement by the parties hereto.

                                   ARTICLE IX

                                  MISCELLANEOUS

      9.1 No Waiver; Cumulative Remedies. No failure or delay on the part of any party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

      9.2 Amendments, Waivers and Consents. Any provision in this Agreement to the contrary notwithstanding, and except as hereinafter provided, changes in or additions to this Agreement or the Notes may be made, and compliance with any, covenant or provision set forth herein may be omitted or waived, if the Company
(i) shall obtain consent thereto in writing from the Majority Holders, and (ii) shall deliver, copies of such consent in writing to any holders who did not execute such consent. The foregoing notwithstanding, no change, addition, omission or waiver which causes any change in or extension of the time of payment of the principal amount or interest, or the reduction of the rate of interest on, or in any way affects or impairs the obligation of the Company in respect of the principal of or interest on, any Note, or causes any change in the provisions of Section 3 of any Note, or impairs or affects the right to institute suit for payment of the Notes or causes any change in this Section 9.2, shall be made without the written consent of all of the holders the Notes. Any waiver or consent may be given subject to the satisfaction of any conditions stated therein and any waiver or consent shall be effectively only in the specific instance and for the specific purpose for which given.

      9.3 Addresses for Notices. All notices, requests; demands and other communications provided for hereunder shall be in writing and mailed, faxed or delivered to each Purchaser at the address set forth in Schedule I hereto or at such other address as to which such party may inform the other parties in writing in compliance with the terms of this Section:

            If to any other holder of the Securities: at such, holder's address for notice as set forth in the register maintained by the Company, or, as to each of the foregoing, at the addresses set forth on Schedule I hereto or at such other address as shall be designated by such Person in a written notice to the other parties complying as to delivery with the terms of this Section.

            If to the Company: at the address set forth on page 1 hereof, or at such other address as shall be designated by the Company in a written notice to the other parties complying as to delivery with the terms of this Section.

            All such notices, requests, demands and other communications shall be sent by first class mail (postage prepaid), express overnight courier service, registered mail (return receipt requested) or transmitted by facsimile and shall be effective three days after deposited in the mails, or upon transmission by facsimile, or the next business day if sent by express overnight courier service, respectively, addressed as aforesaid, unless otherwise provided herein.

      9.4 Costs, Expenses and Taxes. The Company agrees to pay (i) in connection with the preparation, execution and delivery of this Agreement and the issuance of the Securities, the reasonable out-of-pocket expenses of Agent and its Affiliates (including legal, accounting and other expenses); provided, that, without the consent of the Company, the Company's maximum obligation for all such expenses incurred in connection with the preparation, execution and delivery of this Agreement shall not exceed an amount equal to $35,000; and (ii) all reasonable out-of-pocket fees and expenses (including legal, accounting and other expenses), incurred by Agent, the Purchasers and their Affiliates in connection with the enforcement or attempted enforcement of this Agreement or any of the Obligations or in preserving any of their rights and remedies (including, without limitation, all such fees and expenses incurred in connection with any "workout" or restructuring affecting the Financing Documents or the Obligations or any bankruptcy or similar proceeding involving the Company or any of its Affiliates). In addition, the Company shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, the issuance of the Securities and the other instruments and documents to be delivered hereunder or thereunder, and agrees to save the Purchasers harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

      9.5 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and the Purchasers and their respective heirs, successors and assigns, except that the Company shall not have the right to delegate any of its respective obligations hereunder or to assign its respective rights hereunder or any interest herein without the prior written consent of the Majority Holders.

      9.6 Survival of Representations and Warranties. All representations, warranties, and agreements made in this Agreement or any of the other Financing Documents shall survive the execution and delivery hereof or thereof and until the payment in full in cash of all amounts due under the Notes.

      9.7 Prior Agreements. This Agreement and the other Financing Documents constitute the entire agreement between the parties and supersede any prior understandings or agreements concerning the purchase and sale of the Securities.

      9.8 Severability. The provisions of this Agreement and the Securities are severable and, in the event that any court of competent jurisdiction shall determine, that any one or more of the provisions or part of a provision contained in this Agreement or the Securities shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or the terms of the Securities; but this Agreement and the terms of the Securities, as the case may be, shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

      9.9 Governing Law; Jury Waiver. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of California. TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE COMPANY AND EACH PURCHASER HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY ACTION, CAUSE OF ACTION, CLAIM, DEMAND, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE DEALINGS OF THE COMPANY AND THE PURCHASERS WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE COMPANY AND EACH PURCHASER HEREBY AGREE THAT ANY SUCH ACTION, CAUSE OF ACTION, CLAIM, DEMAND, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT EITHER PARTY MAY FILE A COPY OF THIS SECTION WITH ANY COURT OR OTHER TRIBUNAL AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

            THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF SAN FRANCISCO, STATE OF CALIFORNIA. COMPANY AND EACH PURCHASER WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS
SECTION 9.9.

      9.10 Headings. Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

      9.11 Counterparts; Facsimile Transmission. This Agreement may be executed in any number of counterparts; all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of this Agreement by electronic delivery of a facsimile shall be equally effective as delivery of an executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by electronic delivery of a facsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

      9.12 Further Assurances. From and after the date of this Agreement, upon the request of any Purchaser or the Company, the Company and the Purchasers shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and the Securities.

      9.13 Confidentiality. Each Purchaser agrees that he or it will keep confidential and will not disclose or divulge any confidential, proprietary or secret information which such Purchaser may obtain from the Company pursuant to this Agreement and which the Company has advised such Purchaser is protected information, unless such information is known, or until such information becomes known, to the public; provided, however, that such information may be disclosed by such Purchaser (i) to counsel for and other advisors, accountants, and auditors to such Purchaser and (ii) to comply with applicable laws or governmental regulations, in any court proceeding, or in any action such Purchaser must take to protect and enforce its rights under this Agreement, provided that the Purchaser provides prior written notice of such disclosure to the Company and takes reasonable and lawful action to avoid or minimize the extent of such disclosure.

      9.14 Indemnification.

                  (a) In addition to all other sums due hereunder or provided for in this Agreement or any of the other Financing Documents and any and all obligations of the Company to indemnify any Purchaser hereunder or under any of the other Financing

Documents, the Company hereby agrees, without limitation as to time, to indemnify each Purchaser, each Affiliate of a Purchaser and each director, officer, employee, counsel, agent or representative of such Purchaser and its Affiliates (collectively, the "Indemnified Parties") against, and hold it and them harmless from, to the fullest extent lawful, all losses, claims, damages, liabilities, costs (including, without limitation, costs of preparation and attorneys fees and disbursements) and expenses, including expenses of investigation (collectively, "Losses"), incurred by it or them and arising out of or in connection with this Agreement, the other Financing Documents, or the transactions contemplated hereby or thereby (or any other document or instrument executed herewith or pursuant hereto or thereto), regardless of whether the transactions contemplated by this Agreement are consummated and regardless of whether any Indemnified Party is a formal party to any proceeding; provided, however, that the Company shall not be liable to any Indemnified Party for any Losses to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or review) that such Losses arose from the gross negligence or willful misconduct of such Indemnified Party. The Company agrees to reimburse any Indemnified Party promptly for all such Losses as they are incurred by such Indemnified Party (regardless of whether it is or may be ultimately determined that an Indemnified Party is not entitled to indemnification hereunder). The obligations of the Company to each Indemnified Party hereunder shall be separate obligations, and the Company's liability to any such Indemnified Party hereunder shall not be extinguished solely because any other Indemnified Party is not entitled to indemnity hereunder. The obligations of the Company under this Section 9.14 shall survive the payment or prepayment of the Notes, at maturity, upon acceleration, redemption or otherwise, the redemption or repurchase of the Warrants purchased by any Purchaser, any transfer of the Securities by any Purchaser and the termination of this Agreement or any of the other Financing Documents.

                  (b) In addition, the Company shall, without limitation as to time, indemnify, reimburse, defend, and hold harmless the Indemnified Parties for, from, and against all Losses asserted against, resulting to, imposed on, or incurred by any of the Indemnified Parties, directly or indirectly, in connection with any of the following: (i) any pollution or threat to human health or the environment that is related in any way to the management, use, control, ownership or operation of the business or property in connection with the business of the Company or any of its Subsidiaries, by the Company or any of its Subsidiaries, or any Person for whom any of them is or may be responsible by law or contract, including, without limitation, all on-site and off-site activities involving Materials of Environmental Concern, and that occurred, existed, arose out of conditions or circumstances that occurred or existed, or was caused, in whole or in part, on or before the date of this Agreement; (ii) any Environmental Claim against any Person whose liability for such Environmental Claim the Company or any of its Subsidiaries has assumed or retained either contractually or by operation of law, including without limitation, any pollution or threat to human health or the environment, or any Federal, state, local or foreign approvals; or (iii) the breach of any environmental representation or warranty set forth or incorporated by reference herein.

                  (c) In case any action, claim or proceeding shall be brought against any Indemnified Party with respect to which indemnity may be sought against the Company hereunder, such Indemnified Party shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party and payment of all fees and expenses incurred in connection with the defense thereof. The failure to so notify the Company shall not affect any obligation it may have to any Indemnified Party under this Agreement or otherwise except to the extent that (as finally determined by a court of competent jurisdiction (which determination is not subject to review or appeal)) such failure materially and adversely prejudiced the Company. Each Indemnified Party shall have the right to employ separate counsel in such action, claim or proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of each Indemnified Party unless: (i) the Company has agreed to pay such expenses; or (ii) the Company has failed promptly to assume the defense and employ counsel reasonably satisfactory to such Indemnified Party; or (iii) the named parties to any such action, claim or proceeding (including any impleaded parties) include any Indemnified Party and the Company or an Affiliate of the Company, and such Indemnified Party shall have been advised by counsel that either (x) there may be one or more legal defenses available to it which are different from or in addition to those available to the Company or such Affiliate or (y) a conflict of interest may exist if such counsel represents such Indemnified Party and the Company or its Affiliate; provided that, if such Indemnified Party notifies the Company in writing that it elects to employ separate counsel in the circumstances described in clause (i), (ii) or (iii) above, the Company shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Company; provided, however, that the Company shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the fees and expenses of more than one such firm of separate counsel (in addition to any local counsel), which counsel shall be designated by such Indemnified Party. The Company shall not be liable for any settlement of any such action effected without its written consent (which shall not be unreasonably withheld). The Company agrees that it will not, without the Indemnified Party's prior written consent, consent to entry of any judgment or settle or compromise any pending or threatened claim, action or proceeding in respect of which indemnification or contribution may be sought hereunder unless the foregoing contains an unconditional release, in form and substance reasonably satisfactory to such Indemnified Party, of such Indemnified Party from all liability and obligation arising therefrom.

                  (d) If the indemnification provided for in this Section 9.14 is unavailable to, or insufficient to hold harmless, any Indemnified Party in respect of any Losses referred to herein, then the Company shall have an obligation to contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Company, its Subsidiaries and Affiliates, on the one hand, and such Indemnified Party, on the other hand, in connection with the actions which resulted in such Losses as well as any other relevant equitable considerations. The amount paid or payable by any such Person as a result of the Losses referred to above shall be deemed to include, subject to the limitations set forth in this Section 9.14, any legal or other fees or expenses reasonably incurred by such Person in connection with any investigation, lawsuit or legal or administrative action or proceeding, other than legal expenses incurred after the Company assumes the defense in accordance with the immediately preceding paragraph if the proviso in such paragraph with respect to engagement of separate counsel for the Indemnified Party is not applicable.

                  (e) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 9.14 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

      9.15 Taxes. All payments made by the Company hereunder or under any Note will be made without setoff, counterclaim, or other defense, except as required by applicable law other than for Taxes (as defined below). All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction (other than the United States) or by any political subdivision or taxing authority thereof or therein (other than of the United States) with respect to such payments (but excluding, any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (i) measured by or based on the net income or net profits of a Purchaser, or (ii) to the extent that such tax results from a change in the circumstances of a Purchaser, including a change in the residence, place of organization, or principal place of business of such Purchaser) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, the Company agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under the Notes, including any amount paid pursuant to this Section 9.15 after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that the Company shall not be required to increase any such amounts payable to a Purchaser if the increase in such amount payable results from such Purchaser's own willful misconduct or gross negligence. The Company will furnish to Purchasers as promptly as possible after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Company.

                            [signature page follows]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

                                  PLANETOUT INC.

                                  By: /s/ Jeffrey T. Soukup
                                      ------------------------------------------
                                  Name:  Jeffrey T. Soukup
                                  Title: Chief Financial Officer & Secretary

                           [Signature page continues]

                [Signature Page to Securities Purchase Agreement]

                                  /s/ Peter Andrew Allard
                                  ---------------------------------------------
                                  Peter Andrew Allard

                [Signature Page to Securities Purchase Agreement]

                                   SCHEDULE I

                                  (PURCHASERS)

                     PURCHASER              COMMITMENT             NOTES                WARRANTS
PETER ANDREW ALLARD                         $5,000,000           $5,000,000        500,000 - 1,000,000
Seaview, Chancery Lane
Christ Church, Barbados, WI
Fax: 246-428-2787
Tel: 246-428-2776

TOTAL                                       $5,000,000           $5,000,000        500,000 - 1,000,000

                                    EXHIBITS

                             [INTENTIONALLY OMITTED]